UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Schedule 14A

Proxy Statement pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Orbital Energy Group, Inc.

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October 5, 2020

Dear Stockholders:

We are pleased to invite you to attend our 2020 Annual Meeting of Stockholders to be held at 9:00 am CST on Tuesday, December 8, 2020, at Orbital Energy Group, Inc., 1924 Aldine Western, Houston, Texas 77038. The board of directors has fixed the close of business on October 14, 2020 as the record date for determining Stockholders entitled to receive notice of, and to vote at our Annual Meeting. We are also pleased to offer a live webcast of our Annual Meeting to allow you to view the meeting on the Investor Relations section of our web site at www.OrbitalEnergyGroup.com.

This year was a transitional one for our company as we executed on our strategy to become an energy centric service company, focused on infrastructure engineering, construction and maintenance primarily in areas that contribute to improving the carbon footprint of the world as we know it today. Our primary objective during 2020 is to be EBITDA and cash flow positive as we end the year, positioning Orbital Energy Group, Inc. (“the Company”) for a profitable 2021 and beginning our journey to enhancing stockholder value for years to come. Despite the COVID-19 headwinds and the oil price volatility, we expect to deliver on our 2020 goals.

Highlights for the year included:

●

Forming Orbital Power Services (OPS), a full-service electric power contractor providing engineering, construction, and maintenance services of electric transmission, distribution, substation assets for our customers, as well as emergency response capabilities. OPS was formed in Dallas, TX, in January of this year and has expanded its customer outreach to Oklahoma, Texas, and Georgia. In addition to serving those states, OPS provided emergency storm services along the Eastern Seaboard in response to Hurricane Isaias during 2020 as well. We expect OPS to continue to profitably grow its workforce and revenues for many years to come.

●

Completed our first infrastructure acquisition of the Reach Construction Group, a full-service engineering, procurement, and construction contractor focused on building utility scale solar projects throughout the United States. Reach profitably expects to execute on $55 million dollars in projects this year and is expected to build on this years’ accomplishments in 2021 and beyond.

●

Right sized our legacy product and integration service groups in both North America and the U.K. and expanded business development efforts to pursue the renewable gas market. These operations are positioned to be profitable in 2021 and beyond.

Our number-one objective is the health and safety of our employees and all stakeholders. We have taken all proper precautions to protect our employees and customers from COVID-19 by following the Center for Disease Control’s guidelines. We are happy to report that we have had no COVID-19 outbreaks in our operations; however, we have seen several projects delayed due to customer issues with COVID-19.

Environmental, governance, and social issues are of strategic importance to our company. In 2020, we focused our company on acquiring or building companies that contribute to reducing the energy industry carbon footprint. In 2021 and beyond, we intend to expand our focus to include social initiatives that contribute to the communities in which we are located.

The end markets we serve continue to be robust. A significant portion of the nation’s electric grid is approaching or has exceeded its useful life and needs to be upgraded. Additionally, the electric grid is being reconfigured as generation is shifting from predominately coal and nuclear power generation to reliance on renewables and natural gas. The existing electric grid cannot handle ‘an electrified America’ as more of our nations’ infrastructure, such as transportation, transitions to electric.

Thirty-seven U.S. states have mandatory renewable portfolio standards that require substantially more power generation be supplied by wind and solar assets in the coming years. This equates to significant utility-scale solar projects that will need to be built over the next five years and beyond.

All said, we have positioned Orbital Energy Group in the energy infrastructure markets we serve to generate profitable growth for years to come, equating to adding significant shareholder value over the long term.

Sincerely,

Jim O’Neil

Annual Meeting of Stockholders

To: The Stockholders of Orbital Energy Group, Inc.

We will hold our 2020 Annual Meeting of Stockholders at 9:00 am CST on Tuesday, December 8, 2020, at Orbital Energy Group, Inc., 1924 Aldine Western, Houston, Texas 77038 (the “Annual Meeting”) for the following purposes:

1.	Election of seven directors to hold office until the 2021 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;
2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020;
3.	Advisory approval of the Company’s executive compensation (Say-on-Pay);
4.	To approve the adoption of Orbital Energy Group 2020 Incentive Award Plan;
5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement accompanying this notice. The board of directors has fixed the close of business on October 14, 2020 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting of Stockholders. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder during ordinary business hours at the offices of the Company, 1924 Aldine Western, Houston, Texas 77038.

Your vote is especially important. All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials (the “Notice”) you received in the mail, the section entitled General Information about the Annual Meeting beginning on page 1 of the Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

To assure your representation at the Annual Meeting of Stockholders, we ask that you vote as promptly as possible.

Your stock will be voted in accordance with the instructions you provide in your proxy. You may revoke your proxy at any time before it is voted by signing and returning a proxy bearing a later date for the same shares, by filing with the Secretary of the Company a written revocation bearing a later date or by attending and voting in person at the Annual Meeting.

By Order of the Board of Directors

Proxy Statement

Introduction

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Orbital Energy Group, Inc. (the “Company") for use at the Annual Meeting of Stockholders to be held at 9:00 am CST on Tuesday, December 8, 2020, at Orbital Energy Group, Inc., 1924 Aldine Western, Houston, Texas 77038 and for any postponements or adjournments thereof. Please vote your shares of Orbital Energy Group common stock. Your vote at the Annual Meeting is important to us. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials (the “Notice”) you received in the mail, the section entitled General Information about the Annual Meeting beginning below in this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card. The Proxy Statement and the accompanying materials are being made available to the stockholders on or about October 14, 2020.

WE URGE YOU TO VOTE AS SOON AS POSSIBLE, EVEN IF YOU ARE CURRENTLY INTENDING TO ATTEND THE MEETING.  THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON, BUT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND THE MEETING.  IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING IN PERSON OR BY PROXY. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD (WHICH WILL BE MADE AVAILABLE TO YOU SEPARATELY) OR PROVIDE VOTING INSTRUCTIONS BY TELEPHONE OR VIA THE INTERNET.

General Information about the Annual Meeting

Q: Why am I receiving these materials?

A: Our board of directors has made these materials available to you on the internet or, upon your request, delivered printed proxy materials to you in connection with the solicitation of proxies for use at the Orbital Energy Group Annual Meeting of Stockholders, which will take place at 9:00 am CST on Tuesday, December 8, 2020 at Orbital Energy Group, Inc., 1924 Aldine Western, Houston, Texas 77038. As a stockholder, you are invited to attend the Annual Meeting and you are requested to vote on the items of business described in this Proxy Statement.

Q: Why did I receive this Notice from Orbital Energy Group, Inc.? I thought I owned stock in CUI Global, Inc.?

A: Effective May 8, 2020, the corporate name, CUI Global, Inc., was changed to Orbital Energy Group, Inc.

Q: What information is contained in this Proxy Statement?

A: The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation award process of our directors and most highly paid executive officers, a description of our Orbital Energy Group 2020 Incentive Award Plan, corporate governance and information on our board of directors and certain other required information.

Q: Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

A: In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this Proxy Statement and our 2019 Annual Report on Form 10-K and Form 10-Q for the first six months of 2020, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all the proxy materials on the internet. The Notice also instructs you as to how you may submit your proxy on the internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials.

Q: I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A: We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials and the Annual Report to Stockholders to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces environmental impact as well as our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will promptly deliver a separate copy of the Notice and, if applicable, the proxy materials and the Annual Report to Stockholders to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, these proxy materials or the 2019 Annual Report on Form 10-K and the Form 10-Q for the first six months of 2020, stockholders may telephone, write or email us as follows: (832) 467-1420, Orbital Energy Group, Inc., 1924 Aldine Western, Houston, Texas 77038; Investors@OrbitalEnergyGroup.com.

Stockholders who hold shares in street name (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Q: How do I get electronic access to the proxy materials?

A: The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on our website, www.OrbitalEnergyGroup.com and
•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact on the environment of printing and mailing these materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q: Is the Annual Meeting going to be webcast?

A: For your convenience, we are pleased to offer a live webcast of our Annual Meeting on the Investor Relations section of our website at www.OrbitalEnergyGroup.com.

Q: Can I participate in the question-and-answer portion of the Annual Meeting without attending the Annual Meeting?

A: No. The live webcast will be only visual and audio; there will be no opportunity to participate in the question-and-answer portion of the Annual Meeting unless you are present at the meeting.

Q: What items of business will be voted on at the 2020 Annual Meeting?

A: The items of business scheduled to be voted on at the Annual Meeting are:

●	The election of seven directors to hold office until the 2021 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;
●	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020;
●	Advisory approval of the Company’s executive compensation (Say-on-Pay).
●	To approve the adoption of the Orbital Energy Group 2020 Incentive Award Plan.

We will also consider any other business that properly comes before the Annual Meeting.

Q: How can I vote my shares in person at the Annual Meeting?

A: Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described herein so that your vote will be counted if you later decide not to attend the meeting.

Q: How shall I sign my name on the proxy card?

A: The following general rules for signing proxy cards may be of assistance to you and avoid the time and expense to Orbital Energy Group in validating your vote if you fail to sign your proxy card properly.

•	Individual Accounts: Sign your name exactly as it appears in the registration on the proxy card.
•	Joint Accounts: Either party may sign, but the name of the party signing should conform exactly to a name shown in the registration on the proxy card.
•	All Other Accounts: The capacity of the individual signing the proxy card should be indicated unless it is reflected in the form of registration.

Q: How can I vote my shares without attending the Annual Meeting?

A: Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the internet by following the instructions provided in the Notice or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the internet by following the instructions provided in the Notice or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

Q: May I change my vote?

A: You may change your vote at any time prior to the taking of the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by: (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to Orbital Energy Group’s Corporate Secretary at Orbital Energy Group, Inc., 1924 Aldine Western, Houston, Texas 77038 prior to your shares being voted or (3) attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Q: Is my vote confidential?

A: Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Orbital Energy Group or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the votes and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to Orbital Energy Group management.

Q: How many shares must be present or represented to conduct business at the Annual Meeting?

A: The presence at the Annual Meeting, in person or by proxy, of the holders of one third of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum. Each share of common stock is entitled to one vote. As of the Record Date for this Annual Meeting, approximately 30,420,683 shares of common stock were outstanding and entitled to vote at the Annual Meeting. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum. Unless otherwise indicated, all references herein to percentages of outstanding shares of stock are based on such numbers of shares outstanding. Shares entitled to vote are referred to hereafter as “Voting Shares.”

Q: What shares can I vote?

A: Each share of Orbital Energy Group common stock issued and outstanding as of the close of business on the Record Date for the Annual Meeting is entitled to be voted on all items being voted on at the Annual Meeting. You may vote all shares owned by you as of the Record Date, including: (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee.

Q: How many votes am I entitled to per share?

A: Each holder of shares of common stock is entitled to one vote for each share held as of the Record Date.

Q: What is the Record Date?

A: Record Date, in the context of voting at the Annual Meeting, is the date on which our stock ledger is closed for the purpose of determining which stockholders officially own voting shares in order to be entitled to vote at the Annual Meeting. The Record Date for the 2020 Annual Meeting of Stockholders is October 14, 2020.

Q: How may I vote?

A: Regarding the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

A: Regarding the following proposals, you may vote “FOR” or “AGAINST” or “ABSTAIN”:

•	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020,
•	Advisory approval of the Company’s executive compensation (Say-on-Pay),
•	Approval of the Orbital Energy Group 2020 Incentive Award Plan.

Q: If I check the box for “ABSTAIN” or “WITHHOLD,” what happens to my vote?

A: If you check the box for “ABSTAIN” or “WITHHOLD,” your vote will not be counted in favor of the matter on which you voted; however, it will be counted for the purpose of determining the presence of a quorum.

Q: What vote is required to approve each item?

A: Election of directors

The affirmative vote “FOR” of a simple majority of the votes cast at the Annual Meeting is required for the election of each director. A properly executed proxy marked "WITHHOLD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated or the other items to be voted on; however, it will be counted for purposes of determining whether there is a quorum. Voting Shares represented by properly executed proxies for which no instruction is given will be voted “FOR” election of the nominee for director.

A: Ratification of Grant Thornton LLP as our independent registered public accounting firm.

The affirmative vote “FOR” of a simple majority of the votes cast at the Annual Meeting is required for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2020. A properly executed proxy marked “ABSTAIN” regarding this issue will not be voted with respect to the item to be voted on; although, it will be counted for purposes of determining whether there is a quorum. Voting Shares represented by properly executed proxies for which no instruction is given will be voted “FOR” these issues.

A: Advisory vote on the approval of the Company’s executive compensation (Say-on-Pay).

While we intend to carefully consider the voting results of this proposal, in accord with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the final vote is advisory in nature, therefore, not binding on us, our board or the Compensation Committee. Our executive compensation will be approved, on an advisory basis, if the votes cast by stockholders in favor of advisory approval exceed those votes cast in opposition of advisory approval.

A: Approval of the Orbital Energy Group 2020 Incentive Award Plan

The affirmative vote “FOR” of a simple majority of the votes cast at the Annual Meeting is required for the approval of the Orbital Energy Group 2020 Incentive Award Plan. A properly executed proxy marked "WITHHOLD" with respect to approval of the Orbital Energy Group 2020 Incentive Award Plan will not be voted with respect to approval of the Orbital Energy Group 2020 Incentive Award Plan; however, it will be counted for purposes of determining whether there is a quorum. Voting Shares represented by properly executed proxies for which no instruction is given will be voted “FOR” approval of the Orbital Energy Group 2020 Incentive Award Plan.

Q: Why am I asked to vote on the Orbital Energy Group 2020 Incentive Award Plan?

A: Nasdaq Stock Market Listing Rule 5635(c) requires shareholder approval prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement is made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants.

We had two previous equity incentive plans, 2008 Equity Incentive Plan and the Company’s 2009 Equity Incentive Plan (Executive), which have both expired.

Q: What is the purpose of the Orbital Energy Group 2020 Incentive Award Plan and what is in it?

A: The purpose of the Orbital Energy Group 2020 Incentive Award Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to Orbital Energy Group by providing these individuals with equity ownership opportunities. We believe the Orbital Energy Group 2020 Incentive Award Plan is essential to the Company’s success. Equity awards are intended to motivate high levels of performance and align the interests of our directors, employees and consultants with those of our stockholders by giving directors, employees and consultants the perspective of an owner with an equity stake in Orbital Energy Group and providing a means of recognizing their contributions to the success of Orbital Energy Group. The Orbital Energy Group board of directors and management believe that equity awards are necessary to remain competitive in the Company’s industry and are essential to recruiting and retaining the highly qualified employees who help Orbital Energy Group meet its goals.

The Orbital Energy Group 2020 Incentive Award Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, dividend equivalent, restricted stock units (“RSUs”) and other stock or cash-based awards. Certain awards under the Orbital Energy Group 2020 Incentive Award Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code. All awards under the Orbital Energy Group 2020 Incentive Award Plan will be set forth in award Agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations.

The Orbital Energy Group 2020 Incentive Award Plan is intended to conform to all provisions of the Securities Act of 1933, as amended, and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3.

Q: What is the effect of the proposal to ratify the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm?

A: Selection of our independent registered public accounting firm is not required to be submitted to a vote of stockholders. The Sarbanes-Oxley Act of 2002 requires the Audit Committee of our board of directors to be responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the board of directors has elected to submit the selection of Grant Thornton LLP as our independent registered public accounting firm to stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Grant Thornton LLP and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, at its discretion, appoint a different independent registered public accounting firm at any time during the year.

Q: Is cumulative voting permitted for the election of directors?

A: No. You may not cumulate your votes for the election of directors.

Q: What is cumulative voting?

A: A system of voting in which each voter is given as many votes as there are positions to be filled and allowed to cast those votes for one candidate or distribute them in any way among the candidates.

Q: What happens if additional matters are presented at the Annual Meeting?

A: Other than:

1.	Election of seven directors to hold office until the 2021 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;
2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020;
3.	Advisory approval of the Company’s executive compensation (Say-on-Pay);
4.	To approve the adoption of Orbital Energy Group 2020 Incentive Award Plan;

As described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you submit a signed proxy, the persons named as proxy will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Many Orbital Energy Group stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held as a stockholder of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and the Notice was sent directly to you by Orbital Energy Group. As the stockholder of record, you have the right to grant your voting proxy directly to Orbital Energy Group or to vote in person at the Annual Meeting. If you requested to receive printed proxy materials, Orbital Energy Group has enclosed or sent a proxy card for you to use. You may also vote on the internet or by telephone, as described in the Notice and below under the heading “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust or other similar organization, like most of our stockholders, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee or nominee how to vote your shares and you are also invited to attend the Annual Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the internet or by telephone, as described in the Notice and below under the heading “How can I vote my shares without attending the Annual Meeting?”

If you hold your shares in "street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

Q: Who will bear the cost of soliciting votes for the Annual Meeting?

A: Orbital Energy Group will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the internet, you are responsible for internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Q: Where can I find the voting results of the Annual Meeting?

A: We intend to announce preliminary voting results at the Annual Meeting and to disclose the vote results on Form 8-K as well as on our website at www.OrbitalEnergyGroup.com as soon as possible after the Annual Meeting.

Proposals to be Considered

PROPOSAL I

Election of Directors

Issued and outstanding shares of our Common Stock are entitled to one vote per share for each Director for a one-year term or until a successor has been elected and qualified or the Director’s earlier resignation or removal. Cumulative voting is not permitted.

Unless stated to be voted otherwise, each proxy will be voted for the election of the nominees named. The nominees have consented to serve as director if elected. If any nominee becomes unavailable for election before the Annual Meeting of Stockholders, the board of directors may name a substitute nominee and proxies will be voted for such substitute nominee unless an instruction to the contrary is written on the proxy card.

Information about Director Nominees

Board of Directors Independence

The board of directors has determined that each of the director nominees standing for election has no relationship that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Additionally, several of the director nominees standing for election are “independent directors” as defined by Rule 5605(a)(2) of The Nasdaq Stock Market (“Nasdaq”). In determining the independence of our directors, the board of directors has adopted independence standards that mirror exactly the criteria specified by applicable laws and regulations of the SEC and the Rules of The Nasdaq Stock Market. In determining the independence of our directors, the board of directors considered all transactions in which Orbital Energy Group and any director had any interest, including those discussed below under Transactions with Related Persons, Promoters and Certain Control Persons.

Chief Executive Officer Change

Effective October 1, 2019, William J. Clough resigned as the Company CEO and James F. O’Neil was appointed as CEO of the Company and subsidiaries and Vice-Chairman of the Board of Directors. Mr. Clough was appointed Company Chief Legal Officer and Executive Chairman of the Board of Directors.

Following is a brief description of the business experiences, ages as of September 30, 2019 and positions and offices with the Company for each of the director nominees.

William J. Clough, Esq., Executive Chairman and General Counsel of Orbital Energy Group, Inc. Mr. Clough is also a Director and Executive Chairman of the Company’s board of directors, age 69

Mr. Clough has served on the board of directors since 2006. Mr. Clough was reelected at the 2019 Annual Meeting of Stockholders to serve a one-year term.

During his tenure, he has led several strategic initiatives, including the Company’s acquisition of Orbital Gas Systems Limited and the Company’s natural gas technology line; the opening of Orbital Gas Systems, North America, Inc.; the successful award by Snam Rete Gas of the ~€60,000,000 re-metering project to Orbital-UK; in addition, Mr. Clough steered the Company through its 2012, 2013, and 2017 equity raises and its listing on the Nasdaq Capital Market in 2012.

Before joining the Company, Clough, an attorney, operated his own law firm for 14 years, with offices in Los Angeles, San Francisco and Honolulu. In that capacity, he successfully represented leading movie studios and media conglomerates.

Mr. Clough received his Juris Doctorate, cum laude, from Hastings College of the Law in 1990. He obtained one of the largest ever non-wrongful death jury verdicts in Los Angeles County Superior Court in 2000 and successfully represented parties in multi-million-dollar cases throughout the United States. Mr. Clough is certified to practice law in state and federal courts in California, Illinois, Hawaii, and before the United States Supreme Court. Mr. Clough worked as a police officer for 16 years at the local, state, and federal level including as a Federal Air Marshall flying in Southern Europe and the Middle East.

James F. O’Neil III, Chief Executive Officer, Vice Chairman of the Board of Directors, Director, as well as Chief Executive Officer of the Company’s wholly owned subsidiaries, age 62

James Francis O'Neil III, a veteran executive of the power industry, earned a B.S. in Civil Engineering from Tulane University in 1980. He is the principal owner of Forefront Solutions, LLC. since October 2017.

Mr. O’Neil joined Quanta Services, Inc. in 1999 as Vice President of Operations Integration and in 2002 advanced to Senior Vice President of Operations Integration & Audit. He continued to advance to Chief Operating Officer from October 2008 to 2011, then as the Chief Executive Officer from May 2011 to March 2016 and President from October 2008 to March 2016. Throughout his tenure at Quanta, he was responsible for various initiatives including the Company’s growth strategy, internal audit, and merger and acquisition initiatives.

Mr. O’Neil currently serves on the board of Hennessy Capital Acquisition Corp. IV (Independent Director since February 2019), FirstEnergy Corp. (Independent Director since 2017) and NRC Group Holdings Corp. (NYSE American: NRCG) (director since 2017).

From 1980 to 1999, Mr. O'Neil held various positions with Halliburton Company, lastly as Director, Global Deepwater Development.

Mr. O’Neil and his wife, Tracey, are personally active and loyal financial supporters of Waller/Austin Counties, Texas non-profit programs devoted to providing scholarship funds to students who participate in the 4H Club and fair programs throughout the year.

C. Stephen Cochennet, Director, age 64

Mr. Cochennet was elected to serve as a director at the 2018 Annual Meeting of Stockholders and continues to serve on the board of directors as an independent director within the meaning of Rule 5605(a)(2) of The Nasdaq Stock Market. Mr. Cochennet was reelected at the 2019 Annual Meeting of Stockholders to serve a one-year term.

Mr. Cochennet, as an independent director, serves as one of four independent directors on the nominating committee along with Messrs. Rooney, Lambrecht and Ms. Tucker. Mr. Cochennet is also a member of our Audit Committee and Compensation Committee.

Mr. Cochennet has served as CEO/President, of Kansas Resource Development Company, a private oil and gas exploration company since 2011. From 2011 through 2015 he was also the CEO and president of Guardian 8 Corporation. From 2005 to 2010 Mr. Cochennet was the Chairman, President, and Chief Executive Officer of EnerJex Resources, Inc., a publicly traded SEC registered Oil and Gas Company. Prior to joining EnerJex, Mr. Cochennet was President of CSC Group, LLC. in which he supported several Fortune 500 corporations, international companies, and natural gas/electric utilities, as well as various startup organizations. The services provided included strategic planning, capital formation, corporate development, executive networking and transaction structuring. From 1985 to 2002, he held several executive positions with UtiliCorp United Inc. (Aquila) in Kansas City, Missouri. His responsibilities included finance, administration, operations, human resources, corporate development, natural gas/energy marketing, and managing several new startup operations. Prior to his experience at Aquila Mr. Cochennet served 6 years with the Federal Reserve System managing problem and failed banking institutions, primarily within the oil and gas markets.

Mr. Cochennet graduated from the University of Nebraska with a B.A. in Finance and Economics.

Sean P. Rooney, Director, age 49

Mr. Rooney was elected to serve as a director at the 2008 Annual Meeting of Stockholders and continues to serve on the board of directors as an independent director within the meaning of Rule 5605(a)(2) of The Nasdaq Stock Market. Mr. Rooney was reelected at the 2019 Annual Meeting of Stockholders to serve a one-year term.

Mr. Rooney, as an independent director, serves as one of four independent directors on the nominating committee along with Messrs. Cochennet, Lambrecht, and Ms. Tucker. Mr. Rooney is also Chairman of our Audit Committee.

Mr. Rooney is a veteran of the financial markets and has served on the board of directors of Orbital Energy Group since 2008. He brings over 20 years of financial management experience to the board of directors. Mr. Rooney currently is a Financial Advisor at the Pinnacle Financial Group, which is part of LPL Financial, the largest independent broker dealer in the United States. Prior to working with LPL, Mr. Rooney served as Senior Director of Investments at Oppenheimer & Co., a full-service investment banking, securities and wealth management firm. He has also worked in similar capacity at Investec Ernst & Company, an international specialist bank headquartered in South Africa and the U.K. Mr. Rooney currently advises a clientele of high net worth investors, institutions and foundations. He is an active member of various industry and charitable organizations.

Mr. Rooney graduated from C.W. Post University in 1993 with a Bachelor of Arts degree in Business Administration and holds Series 7 (General Securities Representative), Series 63 (Uniform Securities Law), Series 24 (General Securities Principal) and Series 65 (Uniform Investment Adviser) licenses.

Paul D. White, Employee and Director, age 59

Mr. White was appointed in April 2014 as a director to fill a vacancy and continues to serve on the board of directors. Mr. White was reelected at the 2019 Annual Meeting of Stockholders to serve a one-year term.

Mr. White is a graduate of Humboldt State University and brings to the Orbital Energy Group board of directors over 25 years of upper-level business management skills. Mr. White served for two years as the President of Orbital Gas Systems, Ltd. Prior to working for the Company, Mr. White served as Vice President of the Healthcare Division for North America of a global security company. His responsibilities included direct responsibility for profit and loss statements with approximately $120 million in revenues, along with management, control, and supervision of approximately 3,000 employees working at 44 medical centers & hospitals and over 600 medical office buildings throughout the United States. He previously served in the Office of the General Counsel and Risk Services, as an Environmental Risk Consultant with Sutter Health Support Services - Corporate Services. His key responsibilities included: formulating best practice solutions to minimize/eliminate existing and potential employee health & safety and security exposures as well as consultations of state, federal, and professional standards for Risk Control/Environmental Health & Safety programs such as OSHA, TJC, DHS, EPA, NFPA, and DOT.

As a results-oriented business leader, Mr. White has skills in developing, managing and expanding business portfolios. Mr. White has senior management experience in contract management, public relations, program strategy and design and has been consistently recognized for effective financial management, leadership, integrity, teambuilding, and program management skills.

Corey A. Lambrecht, Director, age 51

Mr. Lambrecht was elected to serve as a director at the 2007 Annual Meeting of Stockholders and continues to serve on the board of directors as an independent director within the meaning of Rule 5605(a)(2) of The Nasdaq Stock Market. Mr. Lambrecht was reelected at the 2019 Annual Meeting of Stockholders to serve a one-year term.

Mr. Lambrecht, as an independent director, serves as one of four independent directors on the nominating committee along with Messrs. Cochennet, Rooney, and Ms. Tucker. Mr. Lambrecht is also Chairman of our Compensation Committee.

Mr. Lambrecht is a 20+ year public company executive with broad experience in strategic acquisitions, corporate turnarounds, new business development, pioneering consumer products, corporate licensing, and interactive technology services. In addition, Mr. Lambrecht has held public company executive roles with responsibilities including day-to-day business operations, management, raising capital, board of directors’ communication and investor relations. Mr. Lambrecht holds a certificate as a Certified Director from the UCLA Anderson Graduate School of Management Accredited Directors program.

Mr. Lambrecht is a director of ORHub, a SaaS company as well as a strategic consultant for American Rebel Holdings, Inc. He served as Director of Sales for Leveraged Marketing Associates, the worldwide leader in licensed brand extension strategies. While Executive Vice President for Smith & Wesson Holding Corporation, he was responsible for Smith & Wesson Licensing, Advanced Technologies and Interactive Marketing divisions. Previously, Mr. Lambrecht served as an independent director of Guardian 8 Holdings. He was the former President of A For Effort, an interactive database marketing company specializing in online content (advergaming) for clients such as the National Hockey League. Mr. Lambrecht's prior experience also includes Pre-IPO founder for Premium Cigars International and VP Sales/Marketing for ProductExpress.com.

Sarah Tucker, Director, age 75

Sarah Tucker was appointed to the Board of Directors, effective October 1, 2019, as an Independent Director within the meaning of Rule 5605(a)(2) of The Nasdaq Stock Market.

Ms. Tucker, as an independent director, serves as one of four independent directors on the nominating committee along with Messrs. Cochennet, Rooney and Lambrecht.

Sarah Tucker is a veteran executive for the business development, planning, engineering, procurement and construction of oil and gas projects globally. She has led projects with budgets from $5 million to over $3 billion in refining, petrochemicals, power, and offshore (both shallow and deep-water) for oil and liquified natural gas in Angola, Brazil, China, India, Italy, Korea, Mexico, Nigeria, Oman, Qatar, Spain, the United Kingdom and the United States.

She has served as an operations executive and managing director for major engineering, construction and petrochemical technology companies including Kellogg, KBR, Kellogg-Mitsubishi Development Company, Raytheon Engineers and Constructors, Kvaerner Engineering and Construction of Norway.

Over the past several years, she has worked closely with Mexican national oil company PEMEX to establish the country’s first deep water project valued at $14 billion.

According to her personal and professional philosophy, Sarah believes in developing strong relationships and respecting diverse cultures.  As part of her philosophy, she led in 1992 a program to author a 51-page report which became the American Petroleum Institute publication Environmental Design Considerations for Petroleum Refining Crude Processing Units.

Her parallel and subsequent effort with the World Bank was successful in striking a balance between the interests of indigenous people and major oil companies allowing projects to proceed in Africa.  The publication became an influential guide for doing business in the developing world.

Sarah has studied at the University of Kansas, Rice University and Lamar University.  She is a licensed professional engineer and holds a bachelor’s degree in Civil/Structural Engineering from Lamar.

She served on the Rice University Engineering and Construction Global Forum from 2008 - 2016, serving as chair from 2008 - 2010.

As a leading woman in her industry, she has been the first woman to hold several positions including that of vice president of operations.  Sarah is a recipient of the 2015 National Women’s Council Award. She is an Executive Member of Women’s Energy Network and a Member of Executive Businesswomen’s Council in Mexico City.

All seven directors are nominated for election to a one-year term on the Board of Directors

Vote Required

In compliance with our corporate bylaws, the election of each director nominee requires the affirmative vote “FOR” of a majority of the shares present in person or by proxy at the Annual Meeting.

The Board of Directors recommends that Stockholders vote “FOR” election of the nominees for director named above.

PROPOSAL II

Ratification of the Appointment of Grant Thornton LLP

as the Company’s Independent Registered Public Accounting Firm

for the Year Ending December 31, 2020

The Audit Committee has selected Grant Thornton LLP to serve as independent registered public accounting firm for the fiscal year ending December 31, 2020. The board is submitting the appointment of independent registered public accounting firm to the stockholders for ratification at the Annual Meeting.

Representatives of Grant Thornton LLP are expected to be available by teleconference at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Shareholder ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm is not required by the Company’s Restated Articles of Incorporation, bylaws or otherwise; however, the board of directors is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of an independent registered public accounting firm considering that vote result. Your ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, does not preclude us from terminating our engagement of Grant Thornton LLP and retaining a new independent registered public accounting firm, if we determine that such an action would be in the best interests of the Company and its stockholders.

Vote Required

Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and voting for the proposal.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020.

PROPOSAL III

Advisory Approval of the Company’s Executive Compensation

(Say-on-Pay)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and related SEC regulations require that, at least once every three years, we provide our stockholders with the opportunity to express their views on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. We first held this vote, which is often referred to as the Say-on-Pay vote, at our annual meeting of stockholders held in 2013. At such meeting, our stockholders voted to hold the frequency of our Say-on-Pay vote on an annual basis. Our board of directors agreed to support the stockholder decision; therefore, the Company will hold future non-binding advisory votes on the compensation of our named executive officers every year, at least until the next required vote of frequency of stockholder votes on the compensation of our named executive officers. Such Say-on-Frequency vote must occur no later than the annual or other meeting of stockholders held in the sixth calendar year after the immediately preceding Say-on-Frequency vote (2019 Annual Meeting of Stockholders). The 2019 vote reaffirmed the frequency of our say-on-pay vote to be held on an annual basis. The Company could hold a Say-on-Frequency vote more frequently than every six years if it elects to do so.

The compensation of our named executive officers for the past three fiscal years is set forth in the Elements of Executive Compensation Section. The Compensation Discussion and Analysis, or CD&A Section, describes our executive compensation policies and practices and analyzes the compensation received by our named executive officers in fiscal year 2019. As described in the CD&A, our executive compensation philosophy is to reward performance and motivate collective achievement of strategic objectives that will contribute to our company’s success. Our board of directors believes the compensation programs for our named executive officers effectively meet the primary objectives of attracting and retaining highly qualified executives, motivating our executives to achieve our business objectives, rewarding our executives appropriately for their individual and collective contributions and aligning our executives’ interests with the long-term interests of our stockholders, and our board believes our programs are reasonable when compared to compensation at similar companies.

The vote on this resolution is not intended to address any specific element of executive compensation. Instead, the vote relates to the executive compensation of our named executive officers, as set forth in this Proxy Statement pursuant to the rules of the SEC. This vote provides stockholders with the opportunity to endorse or not endorse the compensation of our named executive officers, but is advisory and not binding on our company or our board of directors.

Accordingly, the board of directors believes the Company’s executive compensation achieves these objectives, therefore, unanimously recommends that stockholders vote “FOR” the proposal.

RESOLVED, that the stockholders of Orbital Energy Group, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the compensation tables and related material in the Proxy Statement for the 2020 Annual Meeting of stockholders.

This vote will not be binding on the board of directors or the Compensation Committee and may not be construed as overruling a decision by the board or the Compensation Committee or create or imply any additional fiduciary duty on the board. It will also not affect any compensation paid or awarded to any executive. The approval or disapproval of this proposal by stockholders will not require the board of directors or the Compensation Committee to take any action regarding the Company’s executive compensation practices. The final decision on the compensation and benefits of the Company’s executive officers and on whether, and if so, how to address shareholder disapproval remains with the board and the Compensation Committee. Although the Say-on-Pay resolution is non-binding, the board of directors will review and consider the voting results when making future executive compensation decisions.

Vote Required

Our executive compensation will be approved, on an advisory basis, if the votes cast by stockholders in favor of advisory approval exceed those votes cast in opposition of the advisory approval.

The Board of Directors recommends a vote “FOR” Advisory Approval of the Company’s Executive Compensation (Say-on-Pay).

PROPOSAL IV

To approve the adoption of the Orbital Energy Group 2020 Incentive Award Plan

In this Proposal, Orbital Energy Group is requesting Orbital Energy Group stockholders to approve and adopt the Orbital Energy Group 2020 Incentive Award Plan (the “Orbital Energy Group 2020 Incentive Award Plan”) and the material terms thereunder. The Orbital Energy Group board of directors has approved the Orbital Energy Group 2020 Incentive Award Plan, subject to stockholder approval at the Orbital Energy Group Stockholder Meeting. The Orbital Energy Group 2020 Incentive Award Plan will become effective upon stockholder approval.

The Orbital Energy Group 2020 Incentive Award Plan is described in more detail below. A copy of the Orbital Energy Group 2020 Incentive Award Plan is attached to this Proxy Statement as Annex A.

The Orbital Energy Group 2020 Incentive Award Plan

The purpose of the Orbital Energy Group 2020 Incentive Award Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to Orbital Energy Group by providing these individuals with equity ownership opportunities. We believe that the Orbital Energy Group 2020 Incentive Award Plan is essential to the Company’s success. Equity awards are intended to motivate high levels of performance and align the interests of our directors, employees and consultants with those of our stockholders by giving directors, employees and consultants the perspective of an owner with an equity stake in Orbital Energy Group and providing a means of recognizing their contributions to the success of Orbital Energy Group. Our board of directors and management believe that equity awards are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help Orbital Energy Group meet its goals.

Employee Equity Incentive Plans

As of December 31, 2019, the Company had outstanding the following equity compensation plan information:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	10,167	$5.42	-
Equity compensation plans not approved by security holders	839,468	$6.25	-
Total	849,635	$6.24	-

Prior Incentive Plans, Now Expired

We had two previous equity incentive plans, which have both expired. The table below presents information about the number of outstanding equity awards under these previous plans. The outstanding equity awards under the prior plans will remain subject to the terms of the applicable prior plan and will not be recycled into the Orbital Energy Group 2020 Incentive Award Plan. The only equity incentive plan we will currently have is the Orbital Energy Group 2020 Incentive Award Plan, if it is approved by our stockholders:

	Number of Shares	As a % of Shares Outstanding(1)	Intrinsic Value
2008 Employee Incentive Plan (ISO)
Options outstanding	10,167	0.036%	$-
Weighted-average exercise price of outstanding options	$5.42
Shares remaining available for grant	-

2009 Equity Incentive Plan (Executive) (NSO)
Options outstanding	839,468	2.958%	-
Weighted-average exercise price of outstanding options	$6.25
Shares remaining available for grant	-

(1)	Based on 28,383,373 shares of common stock outstanding at December 31, 2019.

The Orbital Energy Group 2020 Incentive Award Plan Share Limit

In determining whether to approve the Orbital Energy Group 2020 Incentive Award Plan, including the proposed share reserve under the Orbital Energy Group 2020 Incentive Award Plan, our board of directors considered, among other factors, the following:

●	Both of our prior equity incentive plans have expired.
●

Share Limit means the total number of shares reserved and available for grant and issuance pursuant to this Plan. As of the date of adoption of the Plan by the Stockholders, the Share Limit is two million (2,000,000) shares. At all times the Company shall reserve and keep available a sufficient number of shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

●	Share Limit may not be increased without stockholder approval.
●

A primary purpose of the Share Reserve under the Orbital Energy Group 2020 Incentive Award Plan is to provide Orbital Energy Group with appropriate capacity to issue equity compensation in anticipation of future acquisitions. In determining the size of the Share Reserve under the Orbital Energy Group 2020 Incentive Award Plan, the Orbital Energy Group board of directors will consider the substantial changes to the capitalization structure of Orbital Energy Group that will occur as a result of future acquisitions, if any.

●

Orbital Energy Group expects the proposed aggregate Share Reserve under the Orbital Energy Group 2020 Incentive Award Plan to provide Orbital Energy Group with enough shares for awards for at least two years, assuming Orbital Energy Group continues to grant awards consistent with our current practices, and further dependent on the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards, and future circumstances, which may require Orbital Energy Group to change its current equity grant practices. Orbital Energy Group cannot predict its future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Orbital Energy Group 2020 Incentive Award Plan could last for a shorter or longer time.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to Orbital Energy Group’s ability to continue to attract and retain employees in the extremely competitive labor markets in which it competes, the Orbital Energy Group board of directors believes it has approved a share reserve under the Orbital Energy Group 2020 Incentive Award Plan that is reasonable and appropriate at this time. The Orbital Energy Group board of directors will not create a subcommittee to evaluate the risk and benefits for issuing shares under the Orbital Energy Group 2020 Incentive Award Plan.

Vote Required

The affirmative vote of the holders of a majority of the shares of Orbital Energy Group’s common stock present in person or represented by proxy and entitled to vote on such matters at the stockholder meeting is required for approval of this Proposal.

The Board of Directors recommends a vote “FOR” the adoption of the Orbital Energy Group 2020 Incentive Award Plan

Summary of the Orbital Energy Group 2020 Incentive Award Plan

This section summarizes certain principal features of the Orbital Energy Group 2020 Incentive Award Plan. The summary is qualified in its entirety by reference to the complete text of the Orbital Energy Group 2020 Incentive Award Plan, which is attached to this Proxy Statement as Annex A.

Eligibility and Administration

Orbital Energy Group’s employees, consultants and directors, and employees and consultants of Orbital Energy Group’s subsidiaries, will be eligible to receive awards under the Orbital Energy Group 2020 Incentive Award Plan. As of December 31, 2019, Orbital Energy Group had 257 employees, including 112 employees at its discontinued operations in Canada and Japan.

The Orbital Energy Group 2020 Incentive Award Plan will be administered by the Orbital Energy Group board of directors, which may delegate its duties and responsibilities to one or more committees of Orbital Energy Group’s directors and/or officers (referred to collectively as the plan administrator), subject to the limitations imposed under the Orbital Energy Group 2020 Incentive Award Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws, the plan administrator will have the authority to take all actions and make all determinations under the Orbital Energy Group 2020 Incentive Award Plan, to interpret the Orbital Energy Group 2020 Incentive Award Plan and Award Agreement and to adopt, amend and repeal rules for the administration of the Orbital Energy Group 2020 Incentive Award Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the Orbital Energy Group 2020 Incentive Award Plan, including any vesting provisions, subject to the conditions and limitations in the Orbital Energy Group 2020 Incentive Award Plan.

Lapsed or Terminated Shares

If all or any part of an Award expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will not become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will not become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.

Awards

The Orbital Energy Group 2020 Incentive Award Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash-based awards. Certain awards under the Orbital Energy Group 2020 Incentive Award Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code. All awards under the Orbital Energy Group 2020 Incentive Award Plan will be set forth in the award agreement, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post termination exercise limitations. All Awards shall be subject to a minimum vesting of one year from the Grant Date. A brief description of each award type follows.

●

Stock Options and SARs. Stock options provide for the purchase of shares of common stock of Orbital Energy Group in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from Orbital Energy Group an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The plan administrator will determine the number of shares covered by each option and SAR, the exercise price of each option and SAR and the conditions and limitations applicable to the exercise of each option and SAR. The exercise price of a stock option or SAR will not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than five years.

●

Restricted Stock. Restricted stock is an award of nontransferable shares of common stock of Orbital Energy Group that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. Upon issuance of restricted stock, recipients generally have the rights of a stockholder with respect to such shares, which generally include the right to receive dividends and other distributions in relation to the award. The terms and conditions applicable to restricted stock will be determined by the plan administrator, subject to the conditions and limitations contained in the Orbital Energy Group 2020 Incentive Award Plan.

●

RSUs. RSUs are contractual promises to deliver shares of common stock of Orbital Energy Group in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of common stock of Orbital Energy Group prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Orbital Energy Group 2020 Incentive Award Plan.

●

Other Stock or Cash Based Awards. Other stock or cash-based awards are awards of cash, shares of common stock of Orbital Energy Group and other awards valued wholly or partially by referring to, or otherwise based on, shares of common stock of Orbital Energy Group or other property. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The plan administrator will determine the terms and conditions of other stock or cash-based awards, which may include any purchase price, performance goal, transfer restrictions and vesting conditions, subject to the conditions and limitations in the Orbital Energy Group 2020 Incentive Award Plan.

Certain Transactions

In connection with certain corporate transactions and events affecting the common stock of Orbital Energy Group, including a change in control, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the Orbital Energy Group 2020 Incentive Award Plan to prevent the dilution or enlargement of intended benefits, facilitate the transaction or event or give effect to the change in applicable laws or accounting principles. This includes providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the Orbital Energy Group 2020 Incentive Award Plan. You are encouraged to read the Orbital Energy Group 2020 Incentive Award Plan that is attached to this proxy statement as Annex A. Article VIII Adjustments for Changes in Common Stock and Certain Other Events describes in detail the alternatives available for Participants in the event of certain transactions, including change in control.

Provisions of the Orbital Energy Group 2020 Incentive Award Plan Relating to Director Compensation

The Orbital Energy Group 2020 Incentive Award Plan provides that the plan administrator may establish compensation for non-employee directors from time to time subject to the Orbital Energy Group 2020 Incentive Award Plan’s limitations. The plan administrator will from time to time determine the terms, conditions and amounts of all non-employee director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that, the sum of any cash compensation or other compensation and the grant date fair value of any equity awards granted under the Orbital Energy Group 2020 Incentive Award Plan as compensation for services as a non-employee director during any fiscal year may not exceed $250,000 per year of a non-employee director’s service as a non-employee director. The non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving the non-employee Director.

Plan Amendment and Termination

The Orbital Energy Group board of directors may amend or terminate the Orbital Energy Group 2020 Incentive Award Plan at any time; however, an amendment that increases the number of shares available under the Orbital Energy Group 2020 Incentive Award Plan requires stockholder approval. The Orbital Energy Group 2020 Incentive Award Plan will remain in effect until the fifth anniversary of the date the Orbital Energy Group board of directors adopted the Orbital Energy Group 2020 Incentive Award Plan, unless earlier terminated by the Orbital Energy Group board of directors. No awards may be granted under the Orbital Energy Group 2020 Incentive Award Plan after its termination.

Foreign Participants and Transferability

The plan administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. Except as the plan administrator may determine or provide in an award agreement, awards under the Orbital Energy Group 2020 Incentive Award Plan are generally non-transferrable, except by will or the laws of descent and distribution or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the Orbital Energy Group 2020 Incentive Award Plan, and exercise price obligations arising in connection with the exercise of stock options under the Orbital Energy Group 2020 Incentive Award Plan, the plan administrator may, in its discretion, accept cash, wire transfer or check, shares of common stock of Orbital Energy Group that meet specified conditions, a promissory note, a “market sell order,” such other consideration as the plan administrator deems suitable or any combination of the foregoing.

Securities Laws

The Orbital Energy Group 2020 Incentive Award Plan is intended to conform to all provisions of the Securities Act of 1933, as amended, and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. The Orbital Energy Group 2020 Incentive Award Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Material U.S. Federal Income Tax Consequences

The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences. Actual tax consequences to participants may be either more or less favorable than those described below depending on the participant’s particular circumstances.

ISOs.

No income will be recognized by a participant for federal income tax purposes upon the grant or exercise of an ISO. The basis of shares transferred to a participant upon exercise of an ISO is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less, the gain on disposition. Any additional gain realized by the participant upon the disposition will be a capital gain. The excess of the fair market value of shares received upon the exercise of an ISO over the option price for the shares is generally an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an ISO, a participant may be subject to alternative minimum tax as a result of the exercise.

NSOs.

No income is expected to be recognized by a participant for federal income tax purposes upon the grant of an NSO. Upon exercise of an NSO, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of an NSO will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. NSOs are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.

SARs.

There is expected to be no federal income tax consequences to either the participant or the employer upon the grant of SARs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Restricted Stock.

If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.

Dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b). Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant.

If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefore. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.

RSUs.

There will be no federal income tax consequences to either the participant or the employer upon the grant of RSUs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of common stock in payment of the RSUs in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Excess Parachute Payments.

Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Vesting or payment of awards under the Orbital Energy Group 2020 Incentive Award Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.

Application of Section 409A of the Code.

Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” includes equity-based incentive programs, including some stock options, SARs and RSU programs. Generally speaking, Section 409A does not apply to ISOs, non-discounted NSOs and appreciation rights if no deferral is provided beyond exercise, or restricted stock.

The awards made pursuant to the Orbital Energy Group 2020 Incentive Award Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the Orbital Energy Group 2020 Incentive Award Plan are not exempt from coverage. However, if the Orbital Energy Group 2020 Incentive Award Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

State and local tax consequences may in some cases differ from the federal tax consequences. The foregoing summary of the income tax consequences in respect of the Orbital Energy Group 2020 Incentive Award Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards. The Orbital Energy Group 2020 Incentive Award Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.

Plan Benefits

The benefits or amounts that may be received or allocated to participants under the Orbital Energy Group 2020 Incentive Award Plan will be determined at the discretion of the plan administrator and are not currently determinable.

Other Business

Management does not presently know of any matter that may be presented for action at this Annual Meeting other than as set forth herein. However, if any other matters properly come before this Annual Meeting, it is the intention of the persons named in the proxies solicited by management to exercise their discretionary authority to vote the shares represented by all effective proxies on such matters in accordance with their best judgment.

Directors and Executive Officers

Our Bylaws permit the number of directors to be fixed by resolution of the board of directors, but to be no less than one. The board of directors has set the maximum number of members to no more than eight members. Directors are elected by a majority of the votes cast by the stockholders and serve a one-year term or until their successors have been elected and qualified or their earlier resignation or removal. Currently, we have seven directors, four of whom are ‘‘independent’’ in accordance with applicable rules promulgated by the Securities and Exchange Commission and within the meaning of Rule 5605(a)(2) of The Nasdaq Stock Market. Two independent directors were appointed to the board: July 9, 2019 and October 1, 2019, one of whom has been appointed Chief Executive Offices and is no longer independent.

The board of directors has four standing committees: Audit Committee, Disclosure Committee, Compensation Committee and Nominating Committee, each of which has a written charter and/or statement of policy approved by our board. Our board currently appoints the members of each committee. Copies of the current committee charters and/or statement of policy for each committee are posted on our website at www.OrbitalEnergyGroup.com. Except for a single meeting, no incumbent director attended, either in person or electronically, fewer than 100% of the total number of meetings held by the committees this year on which such director served.

The following are executive officers and directors of the Company with their ages as of December 1, 2020, and a list of the members of our four standing committees: Audit Committee, Compensation Committee, Disclosure Committee and Nominating Committee.

Name	Age	Position
James F. O'Neil III (3)	62	Director (Vice Chairman), Chief Executive Officer
William J. Clough (2)	69	Executive Chairman, General Counsel, Director
C. Stephen Cochennet (1)	64	Director
Sean P. Rooney (1)	49	Director
Paul D. White	59	Director
Corey A. Lambrecht (1)	51	Director
Sarah Tucker (1)(4)	75	Director
Daniel N. Ford	41	Chief Financial Officer of Orbital Energy Group, Inc. and subsidiaries

Audit Committee:

Sean P. Rooney, Chairman (1)

Corey A. Lambrecht, Committee Member (1)

C. Stephen Cochennet, Committee Member (1)

Compensation Committee

Cory A. Lambrecht, Chairman (1)

C. Stephen Cochennet, Committee Member (1)

Disclosure Committee

The Disclosure Committee consists of our Principal Officers, the individual or representative of the third-party firm primarily charged with investor/public relations, the Audit Committee Chairman and outside SEC counsel.

Nominating Committee

The Nominating Committee consists of the independent directors of the board of directors.

(1) "Independent director" within the meaning of Rule 5605(a)(2) of The Nasdaq Capital Market.

(2) Mr. Clough stepped down as Chief Executive Officer effective October 1, 2019.

(3) Mr. O’Neil was appointed Director July 9, 2019 and was appointed Chief Executive Officer effective October 1, 2019.

(4) Ms. Tucker was appointed Director effective October 1, 2019.

Corporate Governance and Board of Directors Matters

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted a Corporate Code of Ethics and Business Conduct, including our Whistleblower Policy, for employees, directors and officers (including our principal executive officer and principal financial and accounting officer). We have also adopted the following governance guides: Charter of the Audit Committee, Charter of the Compensation Committee, Policy for Director Independence, Nominating Committee Charter, Whistleblower Policy, Disclosure Controls and Procedures and Corporate Social Responsibility Policy, all of which, in conjunction with our Articles of Incorporation and bylaws, form the framework for our corporate governance. These corporate governance documents are available on the internet and our website at www.OrbitalEnergyGroup.com.

Board Diversity

Although Orbital Energy Group does not presently have a formal Board Diversity Policy, we believe in diversity and value the benefits that diversity can bring to our board of directors. Diversity promotes the inclusion of different perspectives and ideas, mitigates against group think and ensures that the Company has the opportunity to benefit from all available talent. The promotion of a diverse Board makes prudent business sense and makes for better corporate governance. Of our seven board members, one is female, one is African American and one is Asian.

The Company seeks to maintain a Board comprised of talented and dedicated directors with a diverse mix of expertise, experience, skills and backgrounds. The skills and backgrounds collectively represented on the Board should reflect the diverse nature of the business environment in which the Company operates. For purposes of Board composition, diversity includes, but is not limited to, business experience, geography, age, gender, and ethnicity and aboriginal status. In particular, the Board should include an appropriate number of women directors.

The Company is committed to a merit-based system for Board composition within a diverse and inclusive culture which solicits multiple perspectives and views and is free of conscious or unconscious bias and discrimination. When assessing Board composition or identifying suitable candidates for appointment or re-election to the Board, the Company will consider candidates on merit against objective criteria having due regard to the benefits of diversity and the needs of the Board.

Our Corporate Governance Practices

We have always believed in strong and effective corporate governance procedures and practices. In that spirit, we have summarized several of our corporate governance practices below.

The Board of Director’s Role in Risk Oversight

The board of directors and its committees have an important role in the Company’s risk oversight, management and assessment process. The board regularly reviews with management, the Company’s financial and business strategies, which include a discussion of relevant material risks as appropriate. The board discusses with the Company’s outside general counsel, as appropriate, its risk oversight and assessment as well as any material risks to the Company. In addition, the board delegates risk management responsibilities to the Audit Committee and Compensation Committee, which are each comprised of only independent directors.

The Audit Committee, as part of its charter, oversees the Company’s risk oversight, management and assessment of the Company and oversees and assesses the risks associated with the corporate governance and ethics of the Company. Risk considerations are a material aspect of the Compensation Committee. The Compensation Committee is responsible for overseeing the management of risks relating to executive compensation. In addition, the Compensation Committee also, as appropriate, assesses the risks relating to the Company’s overall compensation programs.

While the Audit Committee and Compensation Committee oversee the management of the risk areas identified above, the entire board is regularly informed through committee reports about such risks. This enables the board and its committees to coordinate the risk management, assessment and oversight roles.

Adopting Governance Guidelines

Our board of directors has adopted a set of corporate governance guidelines to establish a framework within which it will conduct its business and to guide management in its running of our Company. The governance guidelines can be found on our website at www.OrbitalEnergyGroup.com and are summarized below.

Providing Transparency

We believe that it is important that stockholders understand our governance practices. To help ensure transparency of our practices, we have posted information regarding our corporate governance procedures on our website at www.OrbitalEnergyGroup.com.

Communications with the Board of Directors

Stockholders may communicate with the board of directors by writing to the Company at Orbital Energy Group, 1924 Aldine Western, Houston, Texas 77038 or phone (832) 467-1420. Stockholders who would like their submission directed to a member of the board may so specify and the communication will be forwarded as appropriate.

Monitoring Board Effectiveness

It is important that our board of directors and its committees are performing effectively and in the best interest of the Company and its stockholders. The board of directors and each committee are responsible for annually assessing their effectiveness in fulfilling their obligations.

Conducting Formal Independent Director Sessions

On a regular basis, many times at the conclusion of regularly scheduled board meeting, the independent directors are encouraged to meet privately, without our management or any non-independent directors.

Hiring Outside Advisors

The board and each of its committees may retain outside advisors and consultants of their choosing at company expense, without management's consent.

Avoiding Conflicts of Interest

We expect our directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Our credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive and employee. To provide assurances to the Company and its stockholders, we have implemented standards of business conduct which provide clear conflict of interest guidelines to our employees and directors, as well as an explanation of reporting and investigatory procedures.

Corporate Social Responsibility

Our board adopted a companywide Corporate Social Responsibility Policy (CSR). As a responsible member of society, we believe that the long-term future of our business is best served by respecting the interests of our employees, customers, contractors, suppliers and the wider global community. We look for opportunities to reduce our impact on the environment and to contribute to the wellbeing of those less fortunate than ourselves. Our CSR policy sets out the principles we follow with a view to supporting our CSR ethos. Demonstrating our commitment to Corporate Social Responsibility is an objective toward which we aim to align our business values, purpose and strategy with the social and economic needs of our stockholders, while embedding responsible and ethical business policies and practices into everything we do.

Accuracy of All Public Disclosure

It is the Company's policy that all public disclosure made by the Company should be accurate, complete, and present fairly, in all material respects, the Company's financial condition and results of operations, and be made on a timely basis as required by applicable laws and securities exchange requirements. To oversee this policy, a Disclosure Committee Charter has been adopted by the Chief Executive Officer and Chief Financial Officer and ratified by our Audit Committee. A copy of this document is posted on our website at www.OrbitalEnergyGroup.com or a copy is available by making a written request to the Company at www.OrbitalEnergyGroup.com, Orbital Energy Group, Inc., 1924 Aldine Western, Houston, Texas 77038, phone (832) 467-1420.

Standards of Business Conduct

The board of directors has adopted a Corporate Code of Ethics and Business Conduct, including our Whistleblower Policy, for all employees and directors, including the Company's principal executive and senior financial officers. The Code of Ethics and Business Conduct can be viewed on our website at www.OrbitalEnergyGroup.com.

You can obtain a copy of these documents on our website at www.OrbitalEnergyGroup.com or by making a written request to the Company at Orbital Energy Group, Inc., 1924 Aldine Western, Houston, Texas 77038, phone (832) 467-1420. We will disclose any amendments to the Code of Ethics and Business Conduct or waiver of a provision on our website at www.OrbitalEnergyGroup.com.

Internal Auditor

The board of directors adopted a Charter of Internal Audit that authorizes and outlines the function of an Internal Audit as an independent and objective assurance activity that is guided by a philosophy of adding value to improve the operations of Orbital Energy Group. A copy of this charter is posted on our website, www.OrbitalEnergyGroup.com.. It is designed to assist Orbital Energy Group in accomplishing objectives by bringing a systematic and disciplined approach to evaluate and improve the design and operating effectiveness of Orbital Energy Group’s governance, risk management, and internal control over financial reporting.

Ensuring Independent Registered Public Accounting Firm Independence

We have taken several steps to ensure the continued independence of our independent registered public accounting firm. That firm reports directly to the Audit Committee, which also has the ability to pre-approve or reject any non-audit services proposed to be conducted by our independent registered public accounting firm. For further information on independent registered public accounting firm independence see the section hereafter entitled Audit Committee.

Whistleblower Policy

In furtherance of our governance transparency and ethical standards, we adopted a comprehensive Whistleblower Policy that encourages employees to report to proper authorities incorrect financial reporting, unlawful activity, activities that are not in line with Orbital Energy Group Code of Ethics and Business Conduct or activities, which otherwise amount to serious improper conduct. Our Whistleblower Policy is posted on our website at www.OrbitalEnergyGroup.com.

Committees of the Board of Directors

At December 31, 2019, our board of directors consisted of seven directors. Four of whom are ‘‘independent’’ as defined in Rule 5605(a)(2) of The Nasdaq Stock Market. Our board of directors has the following standing committees: Audit Committee, Nominating Committee, Compensation Committee and Disclosure Committee. Each of the committees operates under a written charter adopted by the board of directors. All committee charters are available on our website at www.OrbitalEnergyGroup.com.

Audit Committee

The Audit Committee is established pursuant to the Sarbanes-Oxley Act of 2002 for the purposes of overseeing the Company’s accounts and financial reporting processes and audits of its financial statements. The Audit Committee reviews the financial information that will be provided to the stockholders and others, the systems of internal controls established by management and the board of directors and the independence and performance of the Company’s audit process. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of our independent registered public accounting firm, review of financial reporting, internal company processes of business/financial risk and applicable legal, ethical and regulatory requirements. During 2019, the Audit Committee held six formal meetings.

At December 31, 2019, the Audit Committee is comprised of Sean P. Rooney, Chairman, C. Stephen Cochennet, and Corey A. Lambrecht. Messrs. Rooney, Cochennet, and Lambrecht are independent in accordance with Rule 10A-3 under the Securities Exchange Act of 1934 and Rule 5605(a)(2) of The Nasdaq Stock Market.

Audit Committee Report

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER COMPANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES THIS REPORT BY REFERENCE THEREIN.

Audit Committee Report

The Audit Committee reviews the financial information that will be provided to the stockholders and others, the systems of internal controls established by management and the board and the independence and performance of the Company’s audit process.

The Audit Committee has:

•	reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K and the most recent Quarterly Report on Form 10-Q;
•

discussed with Grant Thornton LLP, the Company’s 2019 independent registered public accounting firm, the matters required to be discussed by General Auditing Standard 1301: Communications with Audit Committees as adopted by the Public Company Accounting Oversight Board; and

•

received the written disclosures and letter from Grant Thornton LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton LLP its independence from Orbital Energy Group.

Based on these reviews and discussions, the Audit Committee has recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The Audit Committee has also considered whether the amount and nature of non-audit services provided by Grant Thornton LLP is compatible with the auditor’s independence and determined that it is compatible.

Submitted by: Audit Committee by

Sean P. Rooney

Corey A. Lambrecht

C. Stephen Cochennet

Nominating Committee

The nominating committee consists of all of the members of the board of directors who are ‘‘independent directors’’ within the meaning of Rule 5605(a)(2) of The Nasdaq Stock Market. The nominating committee is responsible for the evaluation of nominees for election as director, the nomination of director candidates for election by the stockholders and evaluation of sitting directors.

The board of directors has developed a formal policy for the identification and evaluation of nominees, Charter of the Nominating Committee of the Board of Directors, which can be reviewed on our website at www.OrbitalEnergyGroup.com. In general, when the board of directors determines that expansion of the board of directors or replacement of a director is necessary or appropriate, the nominating committee will review, through candidate interviews with members of the board of directors and management, consultation with the candidate's associates and through other means, a candidate's honesty, integrity, reputation in and commitment to the community, judgment, personality and thinking style, willingness to invest in the Company, residence, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, and the willingness and ability to engage in meaningful and constructive discussion regarding Company issues. The committee reviews any special expertise, for example, which qualifies a person as an audit committee financial expert, membership or influence in a geographic or business target market, or other relevant business experience. To date the Company has not paid any fee to any third party to identify or evaluate, or to assist it in identifying or evaluating, potential director candidates.

The nominating committee considers director candidates nominated by stockholders during such times as the Company is actively considering obtaining new directors. Candidates recommended by stockholders will be evaluated based on the same criteria described above. Stockholders desiring to suggest a candidate for consideration should send a letter to the Company's secretary and include: (a) a statement that the writer is a stockholder (providing evidence if the person's shares are held in street name) and is proposing a candidate for consideration; (b) the name and contact information for the candidate; (c) a statement of the candidate's business and educational experience; (d) information regarding the candidate's qualifications to be director, including but not limited to an evaluation of the factors discussed above which the board of directors would consider in evaluating a candidate; (e) information regarding any relationship or understanding between the proposing stockholder and the candidate; (f) information regarding potential conflicts of interest and (g) a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected. Because of the small size of the Company and the limited need to seek additional directors, there is no assurance that all stockholder-proposed candidates will be fully considered, that all candidates will be considered equally or that the proponent of any candidate or the proposed candidate will be contacted by the Company or the board of directors and no undertaking to do so is implied by the willingness to consider candidates proposed by stockholders.

Disclosure Committee

We have formed a Disclosure Committee, which has been adopted by our CEO and CFO (‘‘Principal Officers’’) and ratified by our Audit Committee. The Disclosure Committee assists our Principal Officers in fulfilling their responsibility for oversight of the accuracy, completeness and timeliness of our public disclosures including, but not limited to our SEC filings, press releases, correspondence disseminated to security holders, presentations to analysts and release of financial information or earnings guidance to security holders or the investment community. The Disclosure Committee consists of our Principal Officers, the individual or representative of the firm primarily charged with investor/public relations, the Audit Committee Chairman and outside SEC counsel. Our CEO is Chairman of the committee. Our Senior Officers may replace or add new members from time to time. Our Senior Officers have the option to assume all the responsibilities of this committee or designate a committee member, who shall be a person with expertise in SEC and SRO rules and regulations with respect to disclosure, who shall have the power, acting together with our Senior Officers, to review and approve disclosure statements when time or other circumstances do not permit the full committee to meet. You may review the full text of our Disclosure Committee Charter on our website, www.OrbitalEnergyGroup.com, under the link, governance.

Generally, the committee serves as a central point to which material information should be directed and a resource for people who have questions regarding materiality and the requirement to disclose. In discharging its duties, the committee has full access to all Company books, records, facilities and personnel, including the board of directors, Audit Committee, independent public accountants and outside counsel.

Compensation Committee

The Compensation Committee discharges the board of director’s responsibilities relating to general compensation policies and practices and to compensation of our executives. In discharging its responsibilities, the Compensation Committee establishes principles and procedures in order to ensure to the board of directors and the stockholders that the compensation practices of the Company are appropriately designed and implemented to attract, retain and reward high quality executives and are in accordance with all applicable legal and regulatory requirements. In this context, the Compensation Committee’s authority, duties and responsibilities are:

●	To annually review the Company’s philosophy regarding executive compensation.
●

To periodically review market and industry data to assess the Company’s competitive position, and to retain any compensation consultant to be used to assist in the evaluation of directors’ and executive officers’ compensation.

●	To establish and approve the Company goals and objectives, and associated measurement metrics relevant to compensation of the Company’s executive officers.
●	To establish and approve incentive levels and targets relevant to compensation of the executive officers.
●

To annually review and make recommendations to the board of directors to approve, for all principal executives and officers, the base and incentive compensation, taking into consideration the judgment and recommendation of the Chief Executive Officer for the compensation of the principal executives and officers.

●

To separately review, determine and approve the Chief Executive Officer’s applicable compensation levels based on the Committee’s evaluation of the Chief Executive Officer’s performance considering the Company’s and the individual goals and objectives.

●

To review for any related party employee situations, to ensure appropriate controls are implemented surrounding compensation changes, bonuses and performance reviews of the related party employee, and to participate in such controls as appropriate.

●

To periodically review and make recommendations to the board of directors with respect to the compensation of directors, including board of directors and committee retainers, meeting fees, equity-based compensation and such other forms of compensation as the Compensation Committee may consider appropriate.

●	To administer and annually review the Company’s incentive compensation plans and equity-based plans.
●

To review and make recommendations to the board of directors regarding any executive employment agreement, any proposed severance arrangements or change in control and similar agreement/provisions, and any amendments, supplements or waivers to the foregoing agreement, and any perquisites, special or supplemental benefits.

●

To review and discuss with management, the Compensation Discussion and Analysis (CD&A) and determine the Committee’s recommendation for the CD&A’s inclusion in the Company’s annual report filed with the SEC on Form 10-K and Proxy Statement on Schedule 14A.

●	The Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser.
●

The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the Committee. The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Committee.

●

The Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Committee, other than in-house legal counsel, only after taking into consideration the following factors:

1.	the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;
2.

the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

3.	the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;
4.	any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;
5.	any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and
6.	any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

The Committee is not required to implement or act consistently with the advice or recommendations of the compensation consultant, legal counsel or other adviser to the Committee.

Compensation Committee Charter

Our Compensation Committee Charter is posted on our website at www.OrbitalEnergyGroup.com.

Compensation Committee Members

The Compensation Committee of the board of directors is appointed by the board of directors to discharge the board of director’s responsibilities with respect to all forms of compensation of the Company’s executive officers, to administer the Company’s equity incentive plans and to produce an annual report on executive compensation for use in the Company’s Form 10-K and the Proxy Statement on Schedule 14A. At December 31, 2019, the Compensation Committee consists of two independent members of the board of directors, Messrs. Corey A. Lambrecht, and C. Stephen Cochennet, both of whom are ‘‘independent directors’’ within the meaning of Rule 5605(a) (2) of the Nasdaq Stock Market.

Committee Meetings

Our Compensation Committee meets formally and informally as often as necessary to perform its duties and responsibilities. The Compensation Committee held two formal meetings during fiscal 2019. On an as requested basis, our Compensation Committee receives and reviews materials prepared by management, consultants or committee members, in advance of each meeting. Depending on the agenda for the meeting, these materials may include, among other factors:

●	minutes and materials from the previous meeting(s);
●	reports on year-to-date Company financial performance versus budget;
●	reports on progress and levels of performance of individual and Company performance objectives;
●	reports on the Company’s financial and stock performance versus a peer group of companies;
●	reports from the Committee’s compensation consultant regarding market and industry data relevant to executive officer compensation;
●

reports and executive compensation summary worksheets, that set forth for each executive officer: current total compensation and incentive compensation target percentages, equity ownership and general partner ownership interest and current and projected value of each and all such compensation elements, including distributions and dividends therefrom, over a five-year period.

Compensation Committee Interlocks and Insider Participation

None of the members of the Company’s Compensation Committee is or has at any time during the last completed fiscal year been an officer or employee of the Company. None of the Company’s executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on the Company’s board of directors or Compensation Committee during the last completed fiscal year.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management and based on our review and discussion with management, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Proxy Statement on Schedule 14A for the 2020 Annual Meeting of Stockholders.

Submitted by:	Compensation Committee by
Corey A. Lambrecht, Chairman
C. Stephen Cochennet

Compensation Discussion and Analysis

General Philosophy

Our compensation philosophy is based on the premise of attracting, retaining and motivating exceptional leaders, setting high goals, working toward the common objectives of meeting the expectations of customers and stockholders and rewarding outstanding performance. Following this philosophy, in determining executive compensation, we consider all relevant factors, such as the competition for talent, our desire to link pay with performance, the use of equity to align executive interests with those of our stockholders, individual contributions, teamwork and performance, each executive’s total compensation package and internal pay equity. We strive to accomplish these objectives by compensating all employees with total compensation packages consisting of a combination of competitive base salary and incentive compensation.

Pay for Performance

At the core of our compensation philosophy is our strong belief that pay should be causally linked to performance. We believe in a pay for performance culture that places a significant portion of executive officer total compensation as contingent upon, or variable with, individual performance, Company performance and achievement of strategic goals including increasing shareholder value.

The performance based compensation for our executives may be in the form of (i) annual cash incentives to promote achievement of, and accountability for, shorter term performance plans and strategic goals and (ii) equity grants, designed to align the long-term interests of our executive officers with those of our shareholders, by creating a strong and direct link between executive compensation and shareholder return over a multiple year performance cycle. Long-term incentive equity awards are typically granted in restricted stock or stock options. These awards generally vest over a two to four-year period. This opportunity for share ownership was to provide incentive and retain key employees and align their interests with our long-term strategic goals. As of December 31, 2019, the Company does not have an approved equity incentive plan and shall submit a proposal for a new equity incentive plan to shareholders for approval during 2020.

Base Compensation to be Competitive within Industry

A key component of an executive’s total base salary compensation is designed to compensate executives commensurate with their respective level of experience, scope of responsibilities, sustained individual performance and future potential. The goal has been to provide for base salaries that are sufficiently competitive with other similar-sized companies, both regionally and nationally, to attract and retain talented leaders.

Compensation Setting Process

Management’s Role in the Compensation Setting Process

Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are:

•	assisting in establishing business performance goals and objectives;
•	evaluating employee and Company performance;
•	CEO and/or Executive Chairman recommending compensation levels and awards for executive officers;
•	implementing the board approved compensation plans; and
•	assistance in preparing agenda and materials for the Committee meetings.

The Chief Executive Officer and/or Executive Chairman generally attends the Committee meetings; however, the Committee also regularly meets in executive session. The Chief Executive Officer and/or Executive Chairman makes recommendations with respect to financial and corporate goals and objectives and makes non-CEO executive compensation recommendations to the Compensation Committee based on Company performance, individual performance and the peer group compensation market analysis. The Compensation Committee considers and deliberates on this information and in turn makes recommendations to the board of directors, for the board’s determination and approval of the executives’ and other members of senior management’s compensation, as necessary, including base compensation, short-term cash incentives and long-term equity incentives. For related party employee matters, appropriate personnel meet with the Compensation Committee to determine compensation and incentives and to review ongoing performance of the employee. The Chief Executive Officer’s and/or Executive Chairman’s performance and compensation are reviewed, evaluated and established separately by the Compensation Committee and ratified and approved by the board of directors.

Setting Compensation Levels

To evaluate whether total compensation is competitive and provides appropriate rewards to attract and retain talented leaders, as discussed above, we may rely on analyses of peer companies performed by independent compensation consultants and on other industry and occupation specific survey data available. Our general benchmark is to establish both base salary and total compensation for the executive officers at or near the compensation of peer group data, recognizing that a significant portion of executive officer total compensation should be contingent upon, or variable with, achievement of individual and Company performance objectives and strategic goals, as well as being variable with stockholder value. Further, while the objective for base salary is at that of peer group data, executives’ base salaries are designed to reward core competencies and contributions to the Company and may be increased above this general benchmark based on (i) the individual’s increased contribution over the preceding year; (ii) the individual’s increased responsibilities over the preceding year; and (iii) any increase in median competitive pay levels.

Setting Performance Objectives

The Company’s business plans and strategic objectives are generally presented by management annually and as needed to the board of directors. The board engages in an active discussion concerning the financial targets, the appropriateness of the strategic objectives and the difficulty in achieving the same. In establishing the compensation plan, our Compensation Committee then utilizes the primary financial targets and strategic objectives from the adopted business plan as the primary targets for determining the executive officers’ short-term cash incentives and long-term equity incentive compensation. The Committee also establishes additional nonfinancial performance goals and objectives, the achievement of which is required for funding of a significant portion, approximately twenty five percent, of the executive officers’ incentive compensation. In 2019, these non-financial performance goals and objectives included among other factors, divestiture of significant portions of the Power and Electromechanical segment, the identification and procurement process to enhance and enable the growth of the Company through strategic industry specific acquisitions; the continued growth of the Orbital Gas Systems, North America operations; investment in VPS and reduction of costs at CUI-Canada; continued expansion within the global natural gas and energy markets; continued product development and new product introductions including various VE technology-based sample systems; and general and administrative management responsibilities. In addition, such factors as revenue growth; new product adoption; market penetration; M&A activities; and investment banking transactions were and are considered in setting compensation levels.

Annual Evaluation

The Chief Executive Officer and/or Executive Chairman recommends the actual incentive award amounts for all other executives based on actual Company performance relative to the targets set as well as on individual performance and recommends the executives’ base salary levels. The Compensation Committee considers these recommendations generally following the end of each fiscal year in determining its recommendations to the board of directors for the final short-term cash incentive and long-term equity award amounts for each executive. Executive base salary levels are reviewed in accordance with their respective employment agreements. The actual incentive amounts awarded to each executive are ultimately subject to the discretion of the Compensation Committee and the board of directors.

Voting Results on Executive Compensation (Say-on-Pay) Advisory Vote

As required by Section 14A of the Exchange Act, under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Compensation Committee considers the prior year shareholder advisory vote on the compensation of the Named Executive Officers as appropriate for making compensation decisions. At the annual meeting of shareholders held December 3, 2019, 41% percent of the shareholders present and voting on the proposal approved, on an advisory basis, the compensation disclosed in the Company’s proxy statement for the meeting filed with the Securities and Exchange Commission on October 2, 2019. As a result, the Compensation Committee concluded that the Company's shareholders were not supportive of the Company's executive compensation philosophy, policies and programs and the Compensation Committee will continue to reach out to shareholders regarding compensation matters. The Compensation Committee determined to review such philosophy, policies and programs, with such updates and modifications as appropriate for changing circumstances.

Special Evaluation

Additional equity-based awards may also be granted to executives, as well as other employees, upon commencement of employment, promotions, for special performance recognition or for retention purposes, based on the recommendation of the Chief Executive Officer or Chief Financial Officer. In determining whether to recommend additional grants to an executive, the Chief Executive Officer typically considers the individual’s performance and any planned change in functional responsibility.

Elements of Executive Compensation

Total Compensation

Total compensation for our executives consists of three elements: (i) base salary; (ii) incentive cash award based on achieving specific performance targets as measured by revenues, cash flow and other objectives and (iii) equity incentive award, which is also performance based and may be paid out over a future period in the form of stock, restricted stock, stock appreciation rights, or stock purchase options. Base salaries are the value upon which both the incentive compensation percentage targets are measured against. For evaluation and comparison of overall compensation of the executives and to assist it in making its compensation decisions, the Compensation Committee reviews an executive compensation summary, which sets forth for each executive: current compensation and current equity ownership holdings as well as the projected value of each and all such compensation elements, including distributions and dividends therefrom. Also included in the summary are comparative performance numbers, specific milestones, strategic objectives, and other elements used to measure each executive's individual performance.

Base Salaries

Base salaries are designed to compensate executives commensurate with their respective level of experience, scope of responsibilities and to reward sustained individual performance and future potential. The goal has been to provide for base salaries that are sufficiently competitive with other similar-sized companies, both regionally and nationally, to attract and retain talented leaders.

Incentive Compensation

Incentive compensation is intended to align compensation with business objectives and performance and enable the Company to attract, retain and reward high quality executive officers whose contributions are critical to both the short and long-term success of the Company. The executives’ incentive awards are based upon three key performance metrics: (i) the Company’s earnings before interest, taxes, depreciation, and amortization (EBITDA); (ii) achievement of agreed-upon strategic and corporate performance goals; and/or (iii) existing Employment Agreement.

The strategic and corporate performance goals are not intended to be a specific agreed-upon goal, but rather a general objective. Management and the board of directors discuss these factors and set objectives that are dynamic and change periodically. In setting these periodic goals, the board of directors discusses with management the nature of the objective and management’s proposed method of achieving the goal. These goals change throughout the operational process because of changing dynamics such as economic conditions, current success of marketing, availability of materials, availability of funding and overall momentum toward achieving the goal.

Incentive Plan Compensation

Incentive awards are typically paid out in cash, restricted common stock or option awards. The incentive award targets for the executives are established at the beginning of the year, generally, as a percentage of their base salary and the actual awards are determined in the following year at a Compensation Committee meeting based on actual Company performance relative to established goals and objectives, as well as on evaluation of the executive’s relevant departmental and individual performance during the past year. In many instances the award of restricted common stock and stock options vests over a multi-year term in equal periodic tranches. The award of restricted common stock purchased through options generally, although not in every instance, vests over a multi-year term upon exercise of the option and generally has a validity of up to five years and a per share purchase price of no less than the fair market value of our common stock on the date of grant. The awards are intended to serve as a means of incentive compensation for performance.

Retirement Plans

Orbital Energy Group and its wholly owned subsidiary, Orbital Gas Systems, North America, Inc. maintain a 401(k) plan. The Company 401(k) retirement savings plan allows employees to contribute to the plan after they have completed 60 days of service and are 18 years of age. The Company matches the employee’s contribution up to 6% of total compensation. Total employer contributions, net of forfeitures were $0.5 million, $0.5 million, and $0.4 million for 2019, 2018 and 2017, respectively. These amounts include $0.3 million, $0.4 million, and $0.3 million associated with discontinued operations.

Involuntary Termination, Resignation for Good Reason and Change in Control

Our executives are awarded protection from involuntary termination, resignation for good reason and change in control specifically provided in their employment contracts.

Under involuntary termination without cause or resignation for good reason, the Executive Chairman and Chief Executive Officer each would receive any amounts earned, accrued or owing but not yet paid; full vesting of any unvested stock options and any deferred past bonuses that have been earned but not paid. Should the executive be terminated on account of disability he is entitled to 75% of his then current annual base salary for six months and eighteen months of medical coverage.

Under involuntary termination without cause or resignation for good reason, our Chief Financial Officer would receive any amounts earned, accrued or owing but not yet paid; full vesting of any unvested stock options and any deferred past bonuses that have been earned but not paid. Should the executive be terminated on account of disability he is entitled to 75% of his then current annual base salary for six months and eighteen months of medical coverage.

Perquisites

The Company does not provide for any perquisites or any other benefits for its senior executives that are not generally available to all employees.

Employment Agreements

During fiscal year 2019, four executive officers were employed under employment agreements. Those executive officers included:

•	Executive Chairman, General Counsel, former Chief Executive Officer;
•	Chief Executive Officer;
•	Chief Financial Officer ; and
•	Former President of CUI Inc., and Chief Operating Officer of the Power and Electromechanical Division;

To see the material terms of each named executive officer’s employment agreement, please see the footnotes to the Summary Compensation Table.

Executive Salary and Bonus Performance Assessment Considerations

Bonuses for certain executive officers and employees of Orbital Energy Group and subsidiaries are calculated based on historical financial and non-financial information and accomplishments based on an ongoing review and approval by the Compensation Committee and the Chief Executive Officer. Accordingly, the Company accrues bonuses through components calculated on prior data. This review also considers ongoing performance and incentives for those officers and employees to increase their performance. As such, bonuses calculated based on fiscal 2019 data are not necessarily earned or owed to the employees as of December 31, 2019 and there is no legal right by the employees to receive such bonuses upon either termination by the Company or voluntary termination, unless they have been approved based on the subsequent review of subjective items.

The performance assessment considerations for William J. Clough, Esq. in his capacity as President, Chief Executive Officer and General Counsel of Orbital Energy Group, Inc. and subsidiaries through September 30, 2019 and General Counsel and Executive Chairman, thereafter, include his successful management and implementation of acquisition and growth strategy, both domestically and internationally, that resulted in the March 2015 asset acquisition of Tectrol, Inc., a Canadian electronics company by CUI Inc. and the highly lucrative February 2016 purchase order from Europe’s largest natural gas transmission company for our GasPT product. This purchase order culminates several years of Mr. Clough’s personal effort. The Tectrol asset purchase entailed complex labor union negotiations and ongoing management support. Mr. Clough continues to expand new technology development, implementation, branding and sales by strategically expanding the VE Technology product recognition through adoption of mercury sampling and thermowells. As a primary initiator of the Company’s growth strategy, he engineered the Company’s launch of Orbital Gas Systems, North America, Inc. as a unified international GasPT and VE Technology sales headquarters. Mr. Clough continues to expand investor relations and strengthen investment banking relationships through regular investor meetings and conferences. In addition, Mr. Clough and Mr. O’Neil are the point-persons for the Company's mergers and acquisition (M&A) strategy. In that capacity:

•

Mr. Clough spearheaded the divestiture of both the CUI Electromechanical Division (to a Management-led group) and divestiture of the CUI Power Division (to Bel Fuse) for a combined value of approximately $44.2 million - comprised of forgiveness of a $5.3 million Note; receipt of a $5.0 million Note Payable; and approximately $33.9 million in cash after working capital adjustments;

•

Mr. Clough identified and recruited James F. O’Neil, Orbital Energy Group’s chief executive officer, in order to begin a strategic acquisition and divestiture strategy designed to make Orbital Energy Group an energy-centric, services company along the lines of Quanta (Mr. O’Neil’s prior employer) and MasTec; and,

•

Mr. Clough provides insight, tactics, targets, and potential relationships to expand the Company's opportunities through strategic partnerships and acquisitions. His efforts have included strategic relationships with SAMSON AG, Socrate S.p.A., Daily Thermetrics, and others, along with various acquisition opportunities currently being explored by the Company.

As Corporate General Counsel, Mr. Clough is “hands on” in his management of corporate governance and legal issues, addressing employee concerns, providing personal direction and oversight of drafting revised and restated corporate bylaws and regularly communicating with the directors pertaining to various corporate matters as they arise.

The performance assessment considerations for James F. O’Neil, Chief Executive Officer of Orbital Energy Group and its subsidiaries since October 1, 2019, include his extensive experience and prior success at building shareholder value and significant return-on-investment. Mr. O’Neil is a veteran executive of the energy infrastructure industry and has been instrumental in formulating and overseeing execution on Orbital Energy Group’s transformation plan that reshapes the company into a diversified energy services platform.

The performance assessment considerations for Daniel N. Ford, Chief Financial Officer of Orbital Energy Group and subsidiaries include his successful management of financial resources for Orbital Energy Group and subsidiaries including investments, corporate portfolio, cash and debt positions. Mr. Ford’s daily duties include ongoing development and oversight of global banking relationships and overall financial performance oversight and management of the accounting staff of Orbital Energy Group, Inc. and all subsidiaries. In 2016, Mr. Ford added the responsibility of Chief Operating Officer for the Energy Division including direct management of the Division's leadership teams as well as coordinating ongoing activities, planning and initiatives to continue growth within this division on a global basis. Mr. Ford efficiently communicates with the board pertaining to company activities, audit results and findings, growth and acquisition strategy and investment tactics. Mr. Ford oversees SEC filing compliance, internal reporting matters, and works directly with internal and external audit and tax firms. As an integral part of this management, it is necessary that he continue to be up to date on all current accounting and SEC regulatory standards such as ICFR and SOX. Mr. Ford works closely with the Executive Chairman and CEO regarding financial reporting, Energy Division activities, divestitures, M&A, investments, investor management and investor relations activities. Mr. Ford is integral to the M&A efforts and assists with analysis and identification of specific strategic partnerships and acquisitions. Mr. Ford has been particularly involved in the integration of previous acquisitions including Tectrol (CUI-Canada), Orbital-UK, and the greenfield startup of Orbital North America within the Orbital Energy Group portfolio.

Pay Ratio Disclosure Rule

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd - Frank Act”), the Securities and Exchange Commission (“SEC”) adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (‟PEO”). The Company’s PEO Mr. James F. O’Neil was appointed October 1, 2019. Mr. O’Neil’s compensation has been annualized for 2019 pay ratio purposes. The purpose of the new required disclosure is to provide a measure of the equitability of pay within the organization. The Company believes its compensation philosophy and process yield an equitable result and is presenting such information in compliance with the required disclosure as follows:

Median Employee total annual compensation	$42,336
Mr. O'Neil ("PEO") total annual compensation	$798,876
Ratio of PEO to Median Employee Compensation	19:1

When determining the median employee, we included the following compensation in our calculations:

•	Salary or wages
•	Bonuses
•	Stock awards
•

Other compensation including health insurance benefits, disability insurance benefits, life insurance benefits and 401(k) match benefits provided by the Company but excluding health and pension benefits provided by certain governments.

Mr. O’Neil’s actual compensation for 2019 along with details of his employment agreement can be reviewed in more detail in the Summary Compensation Table.

We elected to exclude our CUI-Japan sales office from the calculation due to there being less than 5% of the total number of employees there (5 employees).

Full and part-time employee compensation for employees that were hired during the year was annualized based on the average compensation they received during the period they were employed. The number of employees was determined as of December 31, 2019 when there were 252 total employees (Excluding CUI-Japan), 40 of which are considered US employees and 212 of which were considered non-US employees.

Summary Compensation Table

The following table sets forth the compensation paid and accrued to be paid by the Company for the fiscal years 2019, 2018 and 2017 to the Company’s Chief Executive Officer, Chief Financial Officer and President of CUI Inc. Effective May 8, 2020, the corporate name, CUI Global, Inc., was changed to Orbital Energy Group, Inc.

Effective October 1, 2019, William J. Clough resigned as the Company CEO and James F. O’Neil was appointed as CEO of the Company and subsidiaries and Vice-Chairman of the Board of Directors. Mr. Clough will remain Company President, Chief Legal Officer and Executive Chairman of the Board of Directors.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (9) ($)		All Other Compensation ($)	Total ($)
William J. Clough, Executive	2019	687,018	(2)	-	-	710,966	(2)	31,833	1,429,817
Chairman/Chief Legal Counsel/Former	2018	559,660	(2)	-	-	552,428	(2)	33,077	1,145,165
CEO/Director (1)	2017	538,135	(2)	-	-	497,672	(2)	30,869	1,066,676

Daniel N. Ford, CFO (3)	2019	449,000	(4)	-	-	456,667	(4)	41,456	947,123
	2018	350,000	(4)	-	-	254,789	(4)	40,238	645,027
	2017	320,000	(4)	-	-	244,888	(4)	38,532	603,420

James F. O'Neil, CEO/Director (5)	2019	187,896	(6)	-	-	-	(6)	19,269	207,165

Matthew M. McKenzie,	2019	251,633	(6)	-	-	509,674	(6)	34,723	796,030
President of CUI Inc. /	2018	320,000	(6)	-	-	206,540	(6)	39,508	566,048
Director (7)	2017	292,465	(6)	-	-	107,105	(6)	37,848	437,418

Paul D. White,	2018	225,000	(8)	-	-	155,000	(8)	32,717	412,717
Senior Vice President/Director (9)	2017	114,759	(8)	49,991	-	30,000	(8)	-	194,750

Footnotes:

1.

Mr. Clough joined the Company on September 1, 2005. Effective September 13, 2007, Mr. Clough was appointed CEO/President of Orbital Energy Group, Inc. and Chief Executive Officer of all wholly owned subsidiaries of the Company. Effective October 1, 2019 Mr. Clough stepped down as Chief Executive Officer and was appointed Executive Chairman and General Counsel.

2.

Mr. Clough is employed under a three-year employment contract with the Company, which became effective May 14, 2019. Said contract provides, in relevant part, for salary in year 1 of $750 thousand, year 2 of $800 thousand and year 3 of $850 thousand. The employment agreement includes bonus provisions for each calendar year targeted at seventy-five percent of base salary to be based on performance objectives, goals and milestones for each calendar year including company performance. Bonuses are approved based on various performance-related factors and an evaluation of current performance and includes a discretionary bonus of up to twenty-five percent of salary based upon the reasonable judgment of the compensation committee. Employee has the ability to earn a larger bonus based on the performance criteria set forth and the reasonable judgment and discretion of the compensation committee. The agreement provides for up to $9,999 of annual premium life insurance expenses along with the ordinary benefits provided to employees of the Company. The agreement entitles Mr. Clough to severance package of 2.5 times the sum of annual base salary and target bonus along with eighteen months of medical coverage under the Company's medical plans. At December 31, 2019, 2018, and 2017, there was an accrual of $0, $30 thousand, and $33 thousand, respectively, for compensation owed to Mr. Clough.

3.	Mr. Ford joined the Company May 15, 2008 and serves as Chief Financial Officer of Orbital Energy Group, Inc. and subsidiaries, and Chief Operating Officer of the Energy Division.
4.

Mr. Ford is employed under a three-year employment contract with the Company, which became effective May 14, 2019. Said contract provides, in relevant part, for salary in year 1 of $500 thousand, year 2 of $550 thousand and year 3 of $600 thousand. The employment agreement includes bonus provisions for each calendar year targeted at seventy-five percent of base salary to be based on performance objectives, goals and milestones for each calendar year including company performance. Bonuses are approved based on various performance-related factors and an evaluation of current performance and includes a discretionary bonus of up to twenty-five percent of salary based upon the reasonable judgment of the compensation committee. Employee has the ability to earn a larger bonus based on the performance criteria set forth and the reasonable judgment and discretion of the compensation committee. The agreement provides for ordinary benefits provided to employees of the Company. The agreement entitles Mr. Ford to a severance package of 2.0 times the sum of annual base salary and target bonus along with eighteen months of medical coverage under the Company's medical plans. At December 31, 2019, 2018, and 2017, there was an accrual of $0, $21 thousand, and $22 thousand, respectively, for compensation owed to Mr. Ford.

5.	Mr. O'Neil was appointed Director July 9, 2019 and was appointed Chief Executive Officer effective October 1, 2019.
6.

Mr. O'Neil is employed under a three-year employment contract with the Company, which became effective October 1, 2019. Said contract provides, in relevant part, for salary in year 1 of $750 thousand, year 2 of $800 thousand and year 3 of $850 thousand. The employment agreement includes bonus provisions for each calendar year targeted at seventy-five percent of base salary to be based on performance objectives, goals and milestones for each calendar year including company performance. Bonuses are approved based on various performance-related factors and an evaluation of current performance and includes a discretionary bonus of up to twenty-five percent of salary based upon the reasonable judgment of the compensation committee. Employee has the ability to earn a larger bonus based on the performance criteria set forth and the reasonable judgment and discretion of the compensation committee. The agreement provides for up to $9,999 of annual premium life insurance expenses along with the ordinary benefits provided to employees of the Company. The agreement entitles Mr. O'Neil to a severance package of 2.5 times the sum of annual base salary and target bonus along with eighteen months of medical coverage under the Company's medical plans.

7.

Mr. McKenzie joined the Company May 15, 2008 and served as President of CUI Inc. and Chief Operating Officer of the Power and Electromechanical Division. Effective September 30, 2019 Mr. McKenzie's employment was terminated with the disposition of the non-power supply electromechanical products group to Back Porch International, Inc.

8.

Mr. McKenzie was employed under a multi-year employment contract with the Company, which became effective July 1, 2013 and which was extended to run to and through December 31, 2019. Said contract provided, in relevant part, for salary in 2018 of $320 thousand, an annual 4% cost of living adjustment, an eighteen-month severance package and bonus provisions up to one hundred twenty-five percent of base salary to be based on performance objectives, goals, and milestones for each calendar year, including revenue performance in the Power and Electromechanical segment. The bonus included a discretionary bonus of up to twenty-five percent of salary based upon the reasonable judgment of the compensation committee. Employee could have earned a larger bonus based on the performance criteria set forth and the reasonable judgment and discretion of the compensation committee. Bonuses are approved quarterly based on the above factors and an evaluation of current performance. All such bonus payments were paid to Mr. McKenzie in equal monthly installments following the period in which the bonus was earned and were paid on the 15th day of each month. At December 31, 2019, 2018, and 2017, there was an accrual of $0, $18 thousand, and $12 thousand, respectively, for compensation owed to Mr. McKenzie. Mr. McKenzie terminated his employment with CUI Inc. to lead Back Porch International Inc.'s purchase of the electromechanical components business that was announced in October 2019.

9.

Mr. White served as President of Orbital Gas Systems, Ltd. from July 2017, initially in a consulting role, until July 2019. Upon accepting the permanent role of President of Orbital Gas Systems, Ltd. effective December 1, 2017, Mr. White ceased to be independent as a director of the Company. In July 2019, Mr. White became Senior Vice President for Orbital Energy Group, Inc.

10.

Mr. White is employed under a three-year employment contract with the Company through December 1, 2020 and provides, in relevant part, for an initial annual salary of $225 thousand in year 1 along with a $30 thousand one-time signing bonus, and increases to $250 thousand and $275 thousand in years 2 and 3, respectively, a severance of the Executive’s salary for the remainder of his severance term upon termination, bonus provisions to be based on performance objectives, goals, and milestones for each calendar year, including revenue performance at Orbital-UK. The bonus includes a discretionary bonus of up to twenty-five percent of salary based upon the reasonable judgment of the compensation committee. Employee can earn a larger bonus based on the performance criteria set forth and the reasonable judgment and discretion of the compensation committee. Bonuses are approved on an ongoing basis based on the above factors and an evaluation of current performance. All such bonus payments shall be paid to Mr. White following the period in which the bonus is earned. During 2017, Mr. White received $50 thousand of cash compensation and $50 thousand of stock awards for his services as an independent director. Further, during his time during the year ended December 31, 2017 serving as a consultant as interim President of Orbital Gas Systems, Limited, Mr. White received $46 thousand of compensation. At December 31, 2019, 2018 and 2017, there was an accrual of $0, $155 thousand, and $40 thousand, respectively, for compensation owed to Mr. White.

11.

As of December 31, 2019, William J. Clough, CEO/Director held 558,085 outstanding options, Daniel N. Ford, CFO held 125,196 outstanding options, Matthew M. McKenzie, COO/Director held 86,800 outstanding options, and Paul D. White, Senior Vice President/Director held 7,500 options.

12.	All other compensation includes health care, insurance and 401(k) matching benefits.

The following table summarizes potential payments upon termination of employment to each of the named executive officers employed on the last day of our most recently completed fiscal year. The amounts set forth in the table are based on the assumption that the triggering event occurred on the last business day of our last completed fiscal year.

Name	Benefit	Involuntary Termination or Resignation for Good Reason $		Termination upon Disability $

William J. Clough, Executive Chairman/	salary and bonus	$3,281,250	(1)	$281,250	(1)
Chief Legal Counsel/Former CEO/Director	continuation benefits	47,750	(1)	71,624	(1)

Daniel N. Ford, Chief Financial Officer/	salary and bonus	1,750,000	(2)	187,500	(2)
COO Energy Division	continuation benefits	36,984	(2)	55,476	(2)

James F. O'Neil, CEO/ Director	salary and bonus	3,281,250	(3)	281,252	(3)
	continuation benefits	48,114	(3)	72,171	(3)

1.

Mr. Clough's employment contract with the Company entitles Mr. Clough to a severance package of 2.5 times the sum of annual base salary and target bonus along with eighteen months of medical coverage under the Company's medical plans. Under involuntary termination without cause or resignation for good reason, Mr. Clough would receive any amounts earned, accrued or owing but not yet paid; full vesting of any unvested stock options and any deferred past bonuses that have been earned but not paid. Should Mr. Clough be terminated on account of disability he is entitled to 75% of his then current annual base salary for six months and eighteen months of medical coverage.

2.

Mr. Ford's employment contract with the Company entitles Mr. Ford to a severance package of 2.0 times the sum of annual base salary and target bonus along with eighteen months of medical coverage under the Company's medical plans. Under involuntary termination without cause or resignation for good reason, Mr. Ford would receive any amounts earned, accrued or owing but not yet paid; full vesting of any unvested stock options and any deferred past bonuses that have been earned but not paid. Should Mr. Ford be terminated on account of disability he is entitled to 75% of his then current annual base salary for six months and eighteen months of medical coverage.

3.

Mr. O'Neil's employment contract with the Company entitles Mr. Clough to a severance package of 2.5 times the sum of annual base salary and target bonus along with eighteen months of medical coverage under the Company's medical plans. Under involuntary termination without cause or resignation for good reason, Mr. O'Neil would receive any amounts earned, accrued or owing but not yet paid; full vesting of any unvested stock options and any deferred past bonuses that have been earned but not paid. Should Mr. O'Neil be terminated on account of disability he is entitled to 75% of his then current annual base salary for six months and eighteen months of medical coverage.

2019 Grants of Plan-Based Awards

		Estimated Furure Payouts Under Non-Equity Incentive Plan Awards (1)

Name	Grant Date	Threshold $	Target $	Maximum $
William J. Clough	Nonequity Award	-	512,264	858,773
Daniel N. Ford	Nonequity Award	-	336,750	561,250
James F. O'Neil	Nonequity Award	-	140,922	234,870

(1) These columns show the possible payouts for each named executive officer under the Incentive Plan for 2019 based on the goals set. Additional information is included in the Compensation Discussion and Analysis, and detail regarding actual awards under the Incentive Plan is reported in the Summary Compensation Table.

2020 Stock Appreciation Rights Issuances

Effective June 1, 2020, the executives and officers of Orbital Energy Group, Inc. identified below were issued Stock Appreciation Rights (“SARS”) in lieu of certain cash bonuses. The SARS distributions are as follows:

Executive	SARS	Effective Date	Vesting Period	Exercise Price
William Clough	450,000	June 1, 2020	24-months	$1.00
James O’Neil	187,500	June 1, 2020	24-months	$1.00
Daniel Ford	350,000	June 1, 2020	24-months	$1.00

The number of SARS granted to each of the officers equates to the corresponding dollar amount of a portion of the cash bonus otherwise due them pursuant to their employment agreements.  The SARS are subject to acceleration upon a change in control or termination of the executive’s employment with us in certain circumstances.

The $1.00 SAR exercise price represents approximately a 40% premium over the market price of our common stock as reported on the Nasdaq Stock Market as of May 29, 2020. The issuance of the SARS conserves approximately $1,000,000 of our current cash reserves.  Upon exercise, we are obligated to pay the executive an amount equal to the difference between the average closing price of our common stock, as reported on the Nasdaq Stock Market for the five (5) trading days preceding the exercise date, less the SAR exercise price of $1.00.  Reference is made to the form of the Employee Stock Appreciation Rights Agreement – Cash Settled, attached to Form 8-K, filed with the Commission June 4, 2020, the terms of which are incorporated herein by reference.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards at December 31, 2019 for each of the named executive officers:

Name	Number of Securities Underlying unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration

William J. Clough (1)	5,422	9.00	10/11/20
Daniel N. Ford (1)	12,598	9.00	10/11/20
Matthew M. McKenzie (1)	15,100	9.00	10/11/20
Matthew M. McKenzie (1)	3,300	9.00	10/11/20
William J. Clough (2)	19,363	4.50	04/16/22
William J. Clough (2)	3,300	4.50	04/16/22
Daniel N. Ford (2)	12,598	4.50	04/16/22
Matthew M. McKenzie (2)	15,100	4.50	04/16/22
Matthew M. McKenzie (2)	3,300	4.50	04/16/22
William J. Clough (3)	330,000	6.00	09/21/22
William J. Clough (4)	200,000	6.25	06/24/23
Daniel N. Ford (4)	100,000	6.25	06/24/23
Matthew M. McKenzie (4)	50,000	6.25	06/24/23

1.

Effective October 11, 2010, Mr. Clough, Mr. Ford and Mr. McKenzie received bonus options to purchase 37,177 (5,422 remaining outstanding), 12,598 and 15,100 common shares, respectively, within ten years from date of issuance, at a price of $9.00 per share that vested over 4 years: 25% at year one and thereafter in equal monthly installments. Additionally, effective October 11, 2010, for service as a director of the Company, Mr. McKenzie received an option to purchase 3,300 common shares within ten years from date of issuance at a price of $9.00 per share that vested one year after issuance. Effective September 30, 2019 Mr. McKenzie's employment was terminated with the disposition of the non-power supply electromechanical products group to Back Porch International, Inc.

2.

Effective April 16, 2012, Mr. Clough, Mr. Ford and Mr. McKenzie received bonus options to purchase 37,177 (19,363 remaining outstanding), 12,598, and 15,100 common shares, respectively, within ten years from date of issuance, at a price of $4.56 per share that vested over 4 years: 25% at year one and thereafter in equal monthly installments. Additionally, effective April 16, 2012, for their service as directors of the Company, Mr. Clough and Mr. McKenzie each received an option to purchase 3,300 common shares, within ten years from date of issuance, at a price of $4.56 per share that vested one year after issuance.

3.

Effective September 21, 2012, under the terms of his contract extension, Mr. Clough received a bonus option to purchase 330,000 common shares, within ten years from date of issuance, at a price of $6.00 per share that vested in equal monthly installments over 4 years.

4.

Effective June 24, 2013, Mr. Clough, Mr. Ford and Mr. McKenzie received bonus options to purchase 200,000, 100,000 and 50,000 common shares, respectively, within ten years from date of issuance, at a price of $6.25 per share that vested one third per year over 3 years.

Compensation, Bonus and Severance Provisions of Employment Arrangements

On May 14, 2019, we entered into Executive Employment Agreements with William J. Clough, our Chief Executive Officer, President and General Counsel and Daniel N. Ford, our Chief Financial Officer and Chief Operating Officer - Energy Division (collectively, the “Executives”). Effective October 1, 2019, William Clough stepped down as Chief Executive Officer of CUI Global and James F. O’Neil was appointed Chief Executive Officer of CUI Global and subsidiaries. Mr. Clough retains his positions as General Counsel and Executive Chairman of the Board of Directors. Effective May 8, 2020, the corporate name, CUI Global, Inc., was changed to Orbital Energy Group, Inc.

Set forth below is a summary of the material terms and provisions of each of these Executive’s Employment Agreements:

	William J. Clough	Daniel N. Ford
Term	3 Years	3 Years
Base Salary	Yr. 1 - $750,000 Yr. 2 - $800,000 Ys. 3 - $850,000	Yr. 1 - $500,000 Yr. 2 - $550,000 Yr. 3 - $600,000
Future Bonuses	● 75% of Base Salary for targets and milestones agreed to by Compensation Committee and Executive. ● 25% of Base Salary discretionary bonus determined by Compensation Committee.	● 75% of Base Salary for targets and milestones agreed to by Compensation Committee and Executive. ● 25% of Base Salary discretionary bonus determined by Compensation Committee.
Severance Compensation if terminated without Cause by Company or Good Reason by Executive

● 2.5 times Base Salary plus

Target Bonus;

● Any deferred or unpaid past

bonuses;

● Acceleration of any

unvested options or other

equity incentive rights;

● Company may not terminate

Executive without Cause

within one (1) year of a

Change in Control event.

Company agrees to indemnify

Executive for breach of this

undertaking.

● 2.0 times Base Salary plus

Target Bonus;

● Any deferred or unpaid past

bonuses;

● Acceleration of any

unvested options or other

equity incentive rights;

● Company may not terminate

Executive without Cause

within one (1) year of a

Change in Control event.

Company agrees to indemnify

Executive for breach of this

undertaking.

Termination for Cause	No severance benefits. Forfeit unvested options or other equity compensation rights.	No severance benefits. Forfeit unvested options or other equity compensation rights.
Termination due to Disability	75% of Base Salary for six (6) months plus COBRA reimbursement.	75% of Base Salary for six (6) months plus COBRA reimbursement.
COBRA Reimbursement	18 Months.	18 Months.
Restrictive Covenant Term	24 Months.	24 Months.
Payment of Life Insurance for Executive's Beneficiary	Up to $9,999 per Year.	-0-
Relocation Reimbursement	None.	If Executive is required to relocate greater than 50 miles from current place of employment, then Executive shall be reimbursed for certain relocation expenses or may resign for Good Reason.

James F. O’Neil
Term	3 Years
Base Salary	Yr. 1 - $750,000 Yr. 2 - $800,000 Ys. 3 - $850,000
Future Bonuses	● 75% of Base Salary for targets and milestones agreed to by Compensation Committee and Executive. ● 25% of Base Salary discretionary bonus determined by Compensation Committee.
Severance Compensation if terminated without Cause by Company or Good Reason by Executive

● 2.5 times Base Salary plus

Target Bonus;

● Any deferred or unpaid past

bonuses;

● Acceleration of any

unvested options or other

equity incentive rights;

● Company may not terminate

Executive without Cause

within one (1) year of a

Change in Control event.

Company agrees to indemnify

Executive for breach of this

undertaking.

Termination for Cause	No severance benefits. Forfeit unvested options or other equity compensation rights.
Termination due to Disability	75% of Base Salary for six (6) months plus COBRA reimbursement.
COBRA Reimbursement	18 Months.
Restrictive Covenant Term	24 Months.
Payment of Life Insurance for Executive's Beneficiary	Up to $9,999 per Year.
Relocation Reimbursement	None.

Compensation and Bonus

The previous Equity Incentive Plan approved by the Company’s stockholders, has expired. We are submitting a new Equity Incentive Plan for approval by our stockholders. Until an Equity Incentive Plan is approved by our stockholders, any bonus compensation payable to the Executive shall be in the form of cash. If and when a new Equity Incentive Plan is approved by the Company’s stockholders, the executive shall have the right to have any bonuses paid in the form of restricted stock units or other equity incentive arrangements provided for under the proposed new Equity Incentive Plan. Any issuance of equity-based compensation to the executive shall be consistent with the provisions of Nasdaq Stock Market Listing Rule 5635(c).

Involuntary Termination or Resignation for Good Reason.

In the event of an involuntary termination of Executive’s employment by the Company for any reason other than cause, death, or disability or Executive's resignation for good reason, Mr. Clough and Mr. O’Neil shall be entitled to 2.5 times the sum of his annual base salary target bonus and Mr. Ford shall be entitled to 2.0 times the sum of his annual base salary target bonus, paid in a single lump sum cash payment, eighteen (18) months medical coverage, and all unvested stock options, issued to Executive shall immediately vest in full.

Change of Control

Each employment agreement contains wording that upon acquisitions, corporate consolidation, transfer of substantially all the corporate assets the surviving or new corporation or the transferee of the Company's assets shall be bound by and shall have the benefit of the provisions of the respective Employment Agreements.

Restrictive Covenants

In consideration of the payments and benefits to be received under each of the Employment Agreements, each executive officer is also a party to restrictive covenants regarding non-competition non-solicitation of customers/clients, non-solicitation of employees, intellectual property ownership of Company, confidentiality and non-disparagement.

Director Compensation

For 2019, each of our directors received the following compensation pursuant to our director compensation plan:

Non-employee directors received annual compensation of $100,000.

•

The $100,000 annual compensation for non-employee directors is issued in the form of $50,000 cash compensation and $50,000 common stock calculated by using the Nasdaq Stock Market closing price per share on the date of issuance.

•	In addition, the Chairman and member of the Investment Committee received an additional $67,500 and $22,500, respectively, for their services.
•	At the election of each director, all or any portion of the cash compensation may be converted to stock calculated by using the Nasdaq Stock Market closing price per share on the date of conversion.

The following table sets forth the compensation of the non-employee directors for the fiscal year ended December 31, 2019:

Name	Fees earned or paid in cash $	Stock Awards ($)	Option Awards $	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Othe Compensation ($)	Total ($)
C. Stephen Cochennet, Director	72,503	49,997	-	-	-	-	122,500
Corey A. Lambrecht, Director	117,503	49,997	-	-	-	-	167,500
Sean P. Rooney, Director	50,003	49,997	-	-	-	-	100,000
Sarah Tucker, Director	12,501	12,499	-	-	-	-	25,000

Footnote:

(1) Ms. Tucker was appointed to the Board of Directors, effective October 1, 2019.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of our voting shares as of December 31, 2019, by: (i) each shareholder known by us to be the beneficial owner of 5% or more of the outstanding voting shares, (ii) each of our directors and executives and (iii) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the voting shares listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock issuable upon exercise of options and warrants that are currently exercisable or that will become exercisable within 60 days of December 31, 2019 have been included in the table.

No shares of preferred stock are outstanding at the date of this report.

Beneficial Interest Table

Name and Address of Beneficial Owner (1)	Number of Securities Owned	Percentage of Shares Beneficially Owned (2)
William J. Clough (3)	693,251	2.40%
James F. O'Neil	495,212	1.74%
C. Stehen Cochennet (4)	104,333	*
Daniel N. Ford (5)	206,000	*
Corey A. Lambrecht (6)	116,638	*
Sean P. Rooney (7)	134,465	*
Paul D. White (8)	50,727	*
Sarah Tucker	14,044	*
Bleichroeder, LP	3,700,542	13.04%
1345 Avenue of the Americas, 47th Floor, New York, NY 10105
Heartland Advisors, Inc.	1,756,090	6.19%
789 North Water Street, Milwaukee, WI 53202
Officers, Directors, Executives as Group	1,814,670	6.34%

* Less than 1 percent

Footnotes:

1.	Except as otherwise indicated, the address of each beneficial owner is c/o Orbital Energy Group, Inc., 1924 Aldine Western, Houston, Texas 77038.
2.

Calculated on the basis of 28,383,373 shares of common stock issued and outstanding at December 31, 2019 except that shares of common stock underlying options exercisable within 60 days and issued within 60 days of the date hereof are deemed to be outstanding for purposes of calculating the beneficial ownership of securities of such holder of options and shares. A * denotes less than 1 percent beneficially owned.

3.	Mr. Clough’s common stock includes vested options to purchase 558,085 common shares. Mr. Clough is a Director, Executive Chairman and General Counsel of Orbital Energy Group, Inc.
4.	Mr. Cochennet was appointed to the board of directors in December 2017.
5.	Mr. Ford’s shares include vested options to purchase 125,196 common shares. Mr. Ford is the Chief Financial Officer of Orbital Energy Group, Inc.
6.	Mr. Lambrecht’s shares include vested options to purchase 16,600 common shares. Mr. Lambrecht is a Director.
7.	Mr. Rooney’s shares include vested options to purchase 36,987 common shares. Mr. Rooney is a Director.
8.	Mr. White’s shares include vested options to purchase 7,500 common shares. Mr. White is a Director and President of Orbital-UK.

We relied upon Section 4(a)(2) of the Securities Act of 1933 as the basis for an exemption from registration for the issuance of the above securities.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons owning more than 10% of our common stock to file reports of ownership and reports of changes of ownership with the Securities and Exchange Commission. These reporting persons are required to furnish us with copies of all Section 16(a) forms that they file. We have made all officers and directors aware of their reporting obligations and have appointed an employee to oversee Section 16 compliance for future filings. Our records show that all filings were timely.

Related Party Transactions of Directors and Executive Officers

The Board of Directors is responsible for the review and approval of all related party transactions. With respect to the review of related party transactions, we intend that any such transactions will be reviewed by the Board of Directors or one of its committees, which will consider all relevant facts and circumstances and will consider, among other factors:

●	the material terms of the transaction;
●	the nature of the relationship between the Company and the related party;
●	the significance of the transaction to the Company; and
●	whether or not the transaction would be likely to impair (or create the appearance of impairing) the judgment of a director or executive officer to act in the best interest of the Company.

Our Executive Chairman, William J. Clough’s son, Nicholas J. Clough, serves as President at Orbital Gas Systems, North America, Inc., a wholly owned subsidiary of the Company. Additional Information on Nicholas Clough’s compensation is included in Note 11 Related Party Transactions, to the Consolidated Financial Statements under Part II, Item 8, ‘‘Financial Statements and Supplementary Data’’ of our Form 10-K filed March 30, 2020.

Except as set forth herein, no related party of the Company, including, but not limited to, any director, officer, nominee for director, immediate family member of a director or officer, immediate family member of any nominee for director, security holder that beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to its outstanding shares, or immediate family member of any such security holder, since the beginning of fiscal year 2019, has any material interest, direct or indirect, in any transaction or in any presently proposed transaction with the Company where the amount involved exceeds $120,000 which has or will materially affect the Company.

IED and Other Affiliates Related Matters

Effective May 16, 2008 the Company formed a wholly owned subsidiary into which CUI Inc., an Oregon corporation, merged all its assets. The funding for this acquisition was provided by a bank note, a seller’s note and a convertible seller’s note. Matthew McKenzie, former COO and Daniel Ford, CFO each were partial owners in CUI Inc. prior to the acquisition and they each, along with James McKenzie are stockholders in International Electronic Devices, Inc. (IED). Effective September 30, 2019 Mr. McKenzie's employment was terminated with the disposition of the non-power supply electromechanical products group to Back Porch International, Inc. The convertible seller’s note was satisfied in 2010 and the bank note was satisfied in 2012. Effective September 30, 2019, the remaining seller's note was satisfied in full.

Description of Orbital Energy Group’s Capital Stock

Description of Securities

The Company’s Common Stock is traded on The Nasdaq Stock Market under the trading symbol ‘‘OEG.’’ The Company currently has authorized 325,000,000 common shares, par value $0.001 per share, and as of December 31, 2019, the Company’s issued and outstanding shares consisted of 30,420,683 shares of common stock of which 28,003,070 shares are freely tradable without restriction or limitation under the Securities Act.

The holders of Common Stock are entitled to one vote per share and do not have cumulative voting rights. Holders of the Company’s Common Stock do not have any pre-emptive or other rights to subscribe for or purchase additional shares of capital stock and no conversion rights, redemption or sinking-fund provisions.

Lack of Compliance with Nasdaq Listing Rules

On July 20, 2020, Nasdaq notified the Company that the Nasdaq Listing Rules require listed securities to maintain a minimum bid price of $1 per share. Based upon the closing bid price for the last 30 consecutive business days, the Company failed to meet this requirement. However, the Rules provide the Company a compliance period of 180 calendar days in which to regain compliance. If at any time during this 180-day period the closing bid price of the Company’s security is at least $1 for a minimum of ten consecutive business days, Nasdaq will provide written confirmation of compliance and this matter will be closed.

Price Range of Our Common Stock

The Company's common stock is traded on The Nasdaq Stock Market under the trading symbol "OEG". The following table sets forth the high and low sales prices of our common stock on The Nasdaq Stock Market during each quarter of the two most recently completed years and the first six months of 2019.

	High	Low
2020
First Quarter	$1.31	$0.55
Second Quarter	0.90	0.61
2019
First Quarter	$1.79	$1.18
Second Quarter	1.31	0.82
Third Quarter	0.91	0.53
Fourth Quarter	1.19	0.68
2018
First Quarter	$3.25	$2.50
Second Quarter	3.16	2.56
Third Quarter	3.00	2.15
Fourth Quarter	2.25	1.17

On August 31, 2020, the last reported sale price of our common stock on The Nasdaq Stock Market was $0.5373 per share. As of August 31, 2020, we had more than 3,000 beneficial holders of our common stock and more than 2,300 stockholders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees.

Stock Performance Graph

The following graph compares the performance of our common stock to the performance of the NASDAQ Composite Index and the Russell 2000 Index. The Russell 2000 Index measures the performance of the small-cap segment of the U.S. equity markets. The comparisons in the chart below are provided in response to SEC disclosure requirements and are not intended to forecast or be indicative of future performance of our common stock. We issued 7,392,856 shares in October 2017, which increased the total number of shares outstanding by about 35% and this had a dilutive effect on the share price as reflected in the following graph.

Period Ending
Index	12/31/14*	12/31/2015	12/31/2016	12/31/2017	12/31/2018	12/31/2019
Orbital Energy Group	$100.00	$94.50	$93.02	$36.91	$16.51	$14.77
Nasdaq Composite	100.00	106.96	116.45	150.96	146.67	200.49
Russell 2000	100.00	95.59	115.95	132.94	118.30	148.49

* Assumed $100 invested on 12/31/2014 in stock or index, including reinvestment of dividends. Fiscal year ended December 31.

Source: S&P Global Market Intelligence

©2020

Dividend Policy

The Company has never paid cash dividends on its Common Stock and the Company does not expect to pay dividends in the foreseeable future. Our ability to declare dividends is restricted by bank covenants.

We currently expect to retain future earnings to finance the growth and development of our business. The timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flows; our general financial condition and future prospects; our capital requirements and surplus; contractual restrictions; the amount of distributions, if any, received by us from our subsidiaries; and other factors deemed relevant by our board of directors. Any future dividends on our common shares would be declared by and subject to the discretion of our board of directors.

Common Stock Reserved for Future Issuances

Set forth below is a summary of the outstanding securities, transactions and agreements, which relate to 849,635 shares of common stock the Company is required to reserve for potential future issuances.

As of December 31, 2019, there were reserved for issuance an aggregate of 849,635 shares of common stock for options outstanding under the Company’s 2008 Equity Incentive Plan and the Company’s 2009 Equity Incentive Plan (Executive).

Other than as described herein, as of December 31, 2019, there are currently no plans, arrangements, commitments or understandings for the issuance of additional shares of Common Stock.

Shares Eligible for Future Sale

As of December 31, 2019, we had outstanding 28,383,373 shares of Common Stock. Of these shares, 28,246,147 shares are freely tradable without restriction or limitation under the Securities Act.

The 137,226 shares of Common Stock held by existing shareholders as of December 31, 2019 that are ‘‘restricted’’ within the meaning of Rule 144 adopted under the Securities Act (the ‘‘Restricted Shares’’), may not be sold unless they are registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 promulgated under the Securities Act. The Restricted Shares were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act.

Issuer Purchases of Equity Securities

On December 3, 2019, the Board of Directors of the Company authorized and approved a two-year share repurchase program for up to $5 million of the then outstanding shares of the Company's common stock. The following table provides information regarding repurchases of the Company's common stock during the quarter ended December 31, 2019:

Period	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shres as Part of Public Announced Plans or Programs	Maximum Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs
December 1, 2019 through December 31, 2019	353,063	$1.17	353,063	$4,586,678
Total	353,063	$1.17	353,063	$4,586,678

Changes in Orbital Energy Group’s Certifying Accountant.

Effective June 20, 2019, Perkins & Company, P.C. (Perkins) was dismissed from the client-auditor relationship by Orbital Energy Group, Inc. (“the Company”). The termination of the relationship with the independent registered accounting firm was approved by the Audit Committee and ratified by the Orbital Energy Group of Directors.

Perkins' reports on the Company’s consolidated balance sheets as of and for the years ended December 31, 2018 and 2017 and related consolidated statements of operations, comprehensive income and (loss), changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the "consolidated financial statements") did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to the uncertainty, or audit scope. As discussed in Note 2 to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the Commission on March 30, 2020, the Company changed its method for the recognition, measurement, presentation and disclosure of revenue in the year ended December 31, 2018 due to the adoption of ASC 606, Revenue from Contracts with Customers. Perkins' report on the audit of the Company’s internal control over financial reporting as of December 31, 2018 expressed an unqualified opinion on the Company’s internal control over financial reporting.

In connection with the audit of Orbital Energy Group, Inc., during the three fiscal years ended December 31, 2018, 2017 and 2016 and the subsequent period through June 20, 2019, there were no (1) disagreements between the Company and Perkins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement or (2) reportable events as set forth in Item 304(a)(1)(iv) of Regulation S-K. The Company has provided Perkins with a copy of the Form 8-K that was filed with the Commission on June 24, 2019, and requested that Perkins provide the Company with a letter addressed to the Securities and Exchange Commission stating whether or not Perkins agrees with the statements related to them made by the Company in said Form 8-K. A copy of such letter from Perkins & Company, PC is attached as Exhibit 16.1 to said Form 8-K and is incorporated by reference herein.

Effective June 20, 2019, the Audit Committee appointed Grant Thornton LLP, as its independent registered public accounting firm to audit Orbital Energy Group, Inc. This proposal was ratified by the Orbital Energy Group Board of Directors and fulfills the requirement that our independent registered public accounting firm have appropriate international experience and capabilities to serve our existing and future operations.

During the two most recent fiscal years and any subsequent interim period prior to the June 20, 2019 appointment of Grant Thornton LLP as our independent registered public accounting firm, neither the Company, nor anyone on its behalf, consulted Grant Thornton LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements and neither a written report was provided to the Company nor oral advice was provided that Grant Thornton LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or any matter that was either the subject of a disagreement or a reportable event.

Principal Accountant Billings

Fees or controlled billings for services billed by the Company’s principal accountant, Perkins & Company, P.C. through June 20, 2019 and Grant Thornton LLP from June 20, 2019 through December 31, 2019, were as follows:

	For the Year Ended December 31,
(In thousands)	2019	2018
Audit fees (1)	$738	614
Audit related fees	125	127
Tax fees and other fees (2)	30	83
Total Fees	$893	824

(1)

Fees and expenses for professional services rendered in connection with the audit of the Company's financial statements and internal control over financial reporting and the reviews of the financial statements included in each of the Company's quarterly reports on Form 10-Q.

(2)	Tax fees are lower in 2019 as a result of the Company's tax returns prepared in 2019 not being prepared by the principal accountant.

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, the Audit Committee has adopted an informal approval policy that it believes will result in an effective and efficient procedure to pre-approve services performed by the independent registered public accounting firm.

Representatives of Grant Thornton LLP and Perkins & Company P.C. are expected to be available by teleconference at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Legal Proceedings

No director, officer or affiliate of Orbital Energy Group, Inc., any owner of record or beneficially of more than five percent of any class of voting securities of Orbital Energy Group, Inc. or any associate of any such director, officer, affiliate of Orbital Energy Group, Inc. or security holder is a party adverse to Orbital Energy Group, Inc. or any of its subsidiaries or has a material interest adverse to Orbital Energy Group, Inc. or any of its subsidiaries.

Expenses of Issuance and Distribution

The following table sets forth an estimate of the various expenses, which will be incurred in connection with the issuance and distribution of this Proxy Statement. Orbital Energy Group will be responsible for these expenses:

Printing and Distribution Expenses	$3,000
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	10,000
Miscellaneous expenses	2,000
TOTAL	$35,000

Where You Can Find Additional Information

The Company will provide to each person to whom a Proxy Statement is delivered:

•	a copy of any or all the information that has been incorporated by reference in the Proxy Statement, but not delivered with the Proxy Statement;
•	we will provide this information upon written or oral request;
•	we will provide this information at no cost to the requester.

Contact us at: Orbital Gas Systems, North America, Inc., 1924 Aldine Western, Houston, Texas 77038; phone us at (832) 467-1420;email us at Investors@OrbitalEnergyGroup.com or view copies online at www.OrbitalEnergyGroup.com.

You may read and copy all or any portion of the Proxy Statement or any other information, which we filed at the SEC's public reference rooms in Washington, D.C., New York City and Chicago, Illinois. The address for the SEC's public reference room in Washington, D.C. is U.S. Securities and Exchange Commission, 100 "F" Street, N.E., Washington, DC 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov and our Company website at www.OrbitalEnergyGroup.com.

Shareholder Proposals for the 2021 Annual Meeting of Stockholders

Under the Security and Exchange Commission’s proxy rules, shareholder proposals that meet certain conditions may be included in our Proxy Statement and form of proxy for a particular annual meeting. Stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Orbital Energy Group’s Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our Proxy Statement for our 2021 Annual Meeting of Stockholders, the Corporate Secretary of Orbital Energy Group must receive the written proposal at our principal executive offices no later than June 1, 2021; provided, however, that in the event that we hold our 2021 Annual Meeting of stockholders more than 30 days before or after the one-year anniversary date of the 2020 Annual Meeting, we will disclose the new deadline by which stockholders proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Orbital Energy Group Global, Inc.
Attn: Corporate Secretary
1924 Aldine Western
Houston, Texas 77038

Our receipt of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in our proxy materials or its presentation at the 2021 Annual Meeting because there are other requirements in the proxy rules.

Annual Report

A COPY OF OUR ANNUAL REPORT TO STOCKHOLDERS WHICH INCLUDES OUR ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY FORM 10-Q AND THIS PROXY STATEMENT ARE AVAILABLE TO YOU ON THE INTERNET OR, UPON YOUR REQUEST, WILL BE PROMPTLY MAILED TO YOU, PROVIDED YOU ARE A STOCKHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING. THE NOTICE, WHICH WAS MAILED TO YOU, INSTRUCTS YOU AS TO HOW YOU MAY ACCESS AND REVIEW ALL OF THE PROXY MATERIALS ON THE INTERNET. IF YOU WOULD LIKE TO RECEIVE A PAPER OR EMAIL COPY OF OUR PROXY MATERIALS, YOU SHOULD FOLLOW THE INSTRUCTIONS FOR REQUESTING SUCH MATERIALS IN THE NOTICE.

By Order of the Board of Directors

Deborah Moen,

Corporate Secretary

Documents Incorporated by Reference

The SEC allows us to incorporate by reference into this Proxy Statement the information that we file with the SEC in other documents. This means that we may disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this Proxy Statement which update and supersede the information you read in this Proxy Statement. We incorporate by reference the following documents listed below, except to the extent information in those documents is different from the information contained in this Proxy Statement, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act. The Company filed with the Commission:

•	Our annual report on Form 10-K for the year ended December 31, 2019, filed with the Commission March 30, 2020;
•	Our current reports on Form 8-K filed with the Commission on April 6, 2020, April 27, 2020, May 4, 2020, May 8, 2020, June 4, 2020, June 16, 2020;
•	Our quarterly report on Form 10-Q for the second quarter of 2020, filed with the Commission on August 18, 2020;
•	Our Form S-3 filed with the Commission July 17, 2020.
•	Prospectus filed with the Commission on September 3, 2020, pursuant to Rule 424(b)(2).

Exhibits

Annex A - Orbital Energy Group 2020 Incentive Award Plan.

Proxy Solicited on Behalf of the

Board of Directors

for the Annual Shareholder Meeting of the

Orbital Energy Group Global, Inc. Stockholders

The undersigned, revoking all previous proxies, appoints Deborah Moen, Corporate Secretary, proxy of the undersigned, with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Orbital Energy Group, Inc., Inc. to be held at 9:00 am CST on Tuesday, December 8, 2020, at Orbital Energy Group, Inc., 1924 Aldine Western, Houston, Texas 77038 and for any adjournments and to vote all shares of Voting Stock of the Company, which the undersigned is entitled to vote on all matters coming before said meeting.

[X]     Please mark your votes with an “X” as in this example.

PROPOSAL I

Election of Directors

The board of directors recommends a vote FOR the following directors:

Nominee: William J. Clough

[ ]	FOR	[ ]	WITHHOLD

Nominee: James F. O’Neil III

[ ]	FOR	[ ]	WITHHOLD

Nominee: C. Stephen Cochennet

[ ]	FOR	[ ]	WITHHOLD

Nominee: Sean P. Rooney

[ ]	FOR	[ ]	WITHHOLD

Nominee: Paul D. White

[ ]	FOR	[ ]	WITHHOLD

Nominee: Corey A. Lambrecht,

[ ]	FOR	[ ]	WITHHOLD

Nominee: Sarah Tucker

[ ]	FOR	[ ]	WITHHOLD

PROPOSAL II

Ratification of the Appointment of

Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm

for the Year Ending December 31, 2020

The board of directors recommends a vote FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

PROPOSAL III

Advisory Approval of the Company’s Executive Compensation

(Say-on-Pay)

The board of directors recommends a vote FOR the advisory approval of the Company’s executive compensation (Say-on-Pay).

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

PROPOSAL IV

Approval of the Orbital Energy Group 2020 Incentive Award Plan

The Board of Directors recommends a vote “FOR” adoption of the Orbital Energy Group 2020 Incentive Award Plan Proposal.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS TO ELECT THE NOMINEE DIRECTORS, RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR THE YEAR ENDING DECEMBER 31, 2020, ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION (SAY-ON-PAY) AND FOR THE ORBITAL ENERGY GROUP 2020 INCENTIVE AWARD PLAN.

Date	2020

Signature

Signature of joint holder, if any

Please sign exactly as your name appears on your stock certificate or account. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Annex A:

Orbital Energy Group 2020 Incentive Award Plan.

ORBITAL ENERGY GROUP

2020 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1       Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2       Appointment of Committees. To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries. The Board may abolish any Committee authority under the Plan or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1       Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit. No Prior Plan Awards may be recycled into this Plan. Prior Plan Awards will remain subject to the terms of the applicable Prior Plan. Shares issued under the Plan may consist of authorized, but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2       Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will not become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will not become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.

4.3       Incentive Stock Option Limitations. Subject to paragraph 4.4 below, no Shares may be issued pursuant to the exercise of Incentive Stock Options in excess of the Overall Share Limit.

4.4       Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any Options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

4.5       Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $250,000 in the fiscal year of a non-employee Director’s initial service as a non-employee Director. The Administrator may make exceptions to this limit for individual  non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1       General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2       Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right.

5.3       Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed five (5) years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the five-(5)-year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines. In addition, if, prior to the end of the term of an Option or Stock Appreciation Right, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant will terminate immediately upon the effective date of such Termination of Service).

5.4       Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5       Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a)

cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)

if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c)	to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;
(d)	to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;
(e)	to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1       General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement and subject to paragraph 9.6 hereof. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2       Restricted Stock.

(a) Dividends. Participants holding vested Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3       Restricted Stock Units.

(a)

Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b)

Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

(c)

Dividend Equivalents. If the Administrator provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents subject to paragraph (b) above. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS

Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement, subject to paragraph 9.6 hereof.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK AND CERTAIN OTHER EVENTS

8.1       Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2       Change in Control - Impact of Event.

Notwithstanding any provision of the Plan to the contrary, in the event of a Change in Control, the provisions of this Section 8.2 shall apply except to the extent an Award Agreement provides for a different treatment (in which case the Award Agreement shall govern and this Section 8.2 shall not be applicable):

(a)

If and to the extent that outstanding awards under the Plan: (A) are assumed by the Successor Entity (or an affiliate of the successor) or continued or (B) are replaced with equity awards that preserve the existing value of the awards at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule and Performance Criteria, as applicable, that are the same or more favorable to the Participants than the vesting schedule and Performance Criteria applicable to the awards, then all such awards or such substitutes for them shall remain outstanding and be governed by their respective terms and the provisions of the Plan subject to Section 8.2(e).

(b)

If and to the extent that outstanding awards under the Plan are not assumed, continued, or replaced in accordance with Section 8.2(a), then upon the Change in Control the following treatment (referred to as "Change-in-Control Treatment") shall apply to such awards: (A) outstanding Options and Stock Appreciation Rights shall immediately vest and become exercisable; and (B) the restrictions and other conditions applicable to outstanding Restricted Stock, Restricted Stock Units, and other Share-based Awards, including vesting requirements, shall immediately lapse, and any Performance Criteria relevant to such awards shall be deemed to have been achieved at the target performance level; such Awards shall be free of all restrictions and fully vested; and, with respect to Restricted Stock Units, shall be payable immediately in accordance with their terms or, if later, as of the earliest permissible date under Code section 409A.

(c)

However, unless the Change in Control is a change in the ownership or effective control or of ownership of a substantial portion of the assets of the Company (within the meaning of Code section  409A), a Change in Control shall not accelerate the time of payment of Restricted Stock Units and other awards and amounts payable under the Plan that are deferred compensation subject to Code section 409A.

(d)

If and to the extent that outstanding awards under the Plan are not assumed, continued, or replaced in accordance with Section 8.2(a) above, then in connection with the application of the Change-in-Control Treatment set forth in Section 8.2(b) above, the Board may, in its sole discretion, provide for cancellation of such outstanding awards at the time of the Change in Control in which case a payment of cash, property, or a combination of cash and property shall be made to each such Participant upon the consummation of the Change in Control that is determined by the Board in its sole discretion and that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the holders of the Company's securities relating to such awards over the exercise or purchase price (if any) for such awards (except that, in the case of an Option or Stock Appreciation Right, such payment shall limited as necessary to prevent the Option or Stock Appreciation Right from being subject to Code section 409A).

(e)

If and to the extent that: (A) outstanding awards are assumed, continued or replaced in accordance with Section 8.2(a) above and (B) a Participant's employment with, or performance of services for, the Company is terminated by the Company for any reasons other than Cause or by such Participant for Good Reason, in each case, within the two-year period commencing on the Change in Control, then, as of the date of such Participant's termination, the Change-in-Control Treatment set forth in Section 8.2(b) above shall apply to all assumed or replaced awards of such Participant then outstanding.

(f)

Outstanding Options or Stock Appreciation Rights that are assumed, continued, or replaced in accordance with Section 8.2(a) may be exercised by the Participant in accordance with the applicable terms and conditions of such award as set forth in the applicable Award Agreement or elsewhere; provided, however, that Options or Stock Appreciation Rights that become exercisable in accordance with Section 8.2(e) may be exercised until the expiration of the original full term of such Option or Stock Appreciation Right notwithstanding the other original terms and conditions of such award.

8.3       Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of Shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty (60) days before or after such transaction.

8.4       General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1       Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2       Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3       Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4      Termination of Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5       Withholding. Each Participant must pay the Company or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (ii) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the minimum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); provided, however, to the extent such Shares were acquired by Participant from the Company as compensation, the Shares must have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes; provided, further, that, any such Shares delivered or retained shall be rounded up to the nearest whole Share to the extent rounding up to the nearest whole Share does not result in the liability classification of the applicable Award under generally accepted accounting principles in the United States of America. If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6       Mandatory Vesting of Awards. All Awards shall be subject to a minimum vesting of one year from the Grant Date.

9.7      Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8       No Dividend on Award Prior to Vesting. No dividend will be paid in cash, stock or otherwise on any Award that is not vested. Any dividend earned after vesting shall be prorated from the date of vesting as applicable.

9.9       Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five (5) years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a Fair Market Value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE X.

MISCELLANEOUS

10.1     No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.

10.2     No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3    Effective Date and Term of Plan. The Plan shall be effective (the “Effective Date”) on the date this Plan is approved by a majority of the Company’s stockholders prior to such Effective Date and occurring within twelve (12) months following the date the Board approved the Plan. If the Plan is not approved by the Company’s stockholders within the foregoing time frame, the Plan will not become effective. If the Plan is approved by a majority of the stockholders, the Plan shall remain in effect until the fifth (5th) anniversary of the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan.

10.4    Amendment or Termination of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. Administrator may not, without the approval of the stockholders of the Company, increase the Overall Share Limit. Awards may not be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5     Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6     Section 409A.

(a)

General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)

Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)

Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six (6)-month period immediately following such “separation from service” (or, if earlier, until the specified Employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six (6)-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six (6) months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7     Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other Employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other Employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other Employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8    Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9    Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 10.9. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10   Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11   Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12   Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Colorado, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Colorado.

10.13   Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14   Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15   Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16  Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

10.17 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (a) any Shares to be sold through the broker assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1     “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2     “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3     “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock or Cash Based Awards.

11.4     “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5     “Board” means the Board of Directors of the Company.

11.6     “Cause” with respect to a Participant, means “Cause” (or any term of similar effect) as defined in such Participant’s employment agreement with the Company if such an agreement exists and contains a definition of Cause (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then Cause shall include, but not be limited to: (i) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any material breach of a written agreement between the Participant and the Company, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (ii) the Participant’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by the Participant to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (iii) the Participant’s gross negligence or willful misconduct or the Participant’s willful or repeated failure or refusal to substantially perform assigned duties; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the Participant against the Company; or (v) any acts, omissions or statements by a Participant which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company.

11.7     “Change in Control” means and includes each of the following:

(a)

A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)

During any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two- (2)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)

The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)

which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)

after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

(d)	The definition of a Change in Control contained in any Participant’s Employment Agreement or Award Agreement.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.8     “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.9     “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.10   “Common Stock” means the common stock of the Company.

11.11    “Company” means Orbital Energy Group, Inc., a Colorado corporation, or any successor.

11.12   “Consultant” means any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (a) renders bona fide services to the Company; (b) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (c) is a natural person.

11.13   “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.14   “Director” means a Board member.

11.15   “Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.

11.16   “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.17   “Employee” means any employee of the Company or its Subsidiaries.

11.18   “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.19   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.20   “Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported by The Nasdaq Stock Market or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported by The Nasdaq Stock Market or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.21   “Good Reason” means (a) if a Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “good reason” is defined, “Good Reason” as defined in such agreement, and (b) if no such agreement exists, (i) a change in the Participant’s position with the Company (or its Subsidiary employing the Participant) that materially reduces the Participant’s authority, duties or responsibilities or the level of management to which he or she reports, (ii) a material diminution in the Participant’s level of compensation (including base salary, fringe benefits and target bonuses under any corporate performance-based incentive programs) or (iii) a relocation of the Participant’s place of employment by more than 50 miles, provided that such change, reduction or relocation is effected by the Company (or its Subsidiary employing the Participant) without the Participant’s consent.

11.22   “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.23   “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.24   “Non-Qualified Stock Option” means an Option not intended or not qualifying as an Incentive Stock Option.

11.25   “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.26   “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.27   “Overall Share Limit” means the total number of Shares reserved and available for grant and issuance pursuant to this Plan, as of the date of adoption of the Plan by the Stockholders, is Two Million (2,000,000) Shares. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

11.28   “Participant” means a Service Provider who has been granted an Award.

11.29  “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

11.30   “Plan” means this Orbital Energy Group 2020 Incentive Award Plan.

11.31   “Prior Plan” means the CUI Global, Inc. 2008 Equity Incentive Plan and 2009 Equity Incentive Plan (Executive).

11.32   “Prior Plan Award” means an award outstanding under the Prior Plan as of the Plan’s effective date under Section 10.3.

11.33   “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.34   “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

11.35   “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.36   “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.37   “Securities Act” means the Securities Act of 1933, as amended.

11.38   “Service Provider” means an Employee, Consultant or Director.

11.39   “Shares” means shares of Common Stock.

11.40   “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.41   “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.42   “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.43   “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

ORBITAL ENERGY GROUP

2020 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE

Capitalized terms not specifically defined in this Stock Option Grant Notice (the “Grant Notice”) have the meanings given to them in the Orbital Energy Group 2020 Incentive Award Plan (as amended from time to time, the “Plan”).

The Company hereby grants to the participant listed below (“Participant”) the stock option described in this Grant Notice (the “Option”), subject to the terms and conditions of the Plan and the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:

Grant Date:

Exercise Price Per Share:

Shares Subject to the Option:

Final Expiration Date:

Vesting Commencement Date:

Vesting Schedule: (To be specified in individual award agreements and subject to a minimum vesting of one year from the Grant Date)

Type of Option: ☐ Incentive Stock Option ☐ Non-Qualified Stock Option

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

Orbital Energy Group, Inc.	Participant

By:	By:
Print Name:	Print Name:
Title:

Exhibit A

STOCK OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE XII.

GENERAL

12.1 Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).

12.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

ARTICLE XIII.

PERIOD OF EXERCISABILITY

13.1 Commencement of Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”), except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated. The Option shall not be exercisable with respect to fractional Shares. Notwithstanding anything in the Grant Notice, the Plan or this Agreement to the contrary, unless the Administrator otherwise determines, the Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of Participant’s Termination of Service for any reason.

13.2 Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.

13.3 Expiration of Option. Subject to Section 5.3 of the Plan, the Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a)	The final expiration date in the Grant Notice; which shall in no event be more than five (5) years from the Grant Date;

(b)

If this Option is designated as an Incentive Stock Option and the Participant, at the time the Option was granted, was a Greater Than 10% Stockholder, the expiration of five (5) years from the Grant Date;

(c)

Except as the Administrator may otherwise approve, the expiration of three (3) months from the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for Cause or by reason of Participant’s death or Disability;

(d)	Except as the Administrator may otherwise approve, the expiration of one (1) year from the date of Participant’s Termination of Service by reason of Participant’s death or Disability; and

(e)	Except as the Administrator may otherwise approve, the date of Participant’s Termination of Service for Cause.

ARTICLE XIV.

EXERCISE OF OPTION

14.1 Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option, unless it has been disposed of, with the consent of the Administrator, pursuant to a domestic relations order. After Participant’s death, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 2.3 hereof, be exercised by the Participant’s Designated Beneficiary or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

14.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.

14.3 Tax Withholding.

(a)

The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the Option as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Option.

(b)

Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.

ARTICLE XV.

OTHER PROVISIONS

15.1 Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

15.2 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the person entitled to exercise the Option) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

15.3 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

15.4 Conformity to Securities Laws. The Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended to the extent necessary to conform to such Applicable Laws.

15.5 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15.6 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

15.7 Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

15.8 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

15.9 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

15.10 Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

15.11 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

15.12 Incentive Stock Options. If the Option is designated as an Incentive Stock Option:

(a) Participant acknowledges that to the extent the aggregate fair market value of shares (determined as of the time the option with respect to the shares is granted) with respect to which stock options intended to qualify as “incentive stock options” under Section 422 of the Code, including the Option, are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such stock options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such stock options (including the Option) will be treated as non-qualified stock options. Participant further acknowledges that the rule set forth in the preceding sentence will be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code. Participant acknowledges that amendments or modifications made to the Option pursuant to the Plan that would cause the Option to become a Non-Qualified Stock Option will not materially or adversely affect Participant’s rights under the Option, and that any such amendment or modification shall not require Participant’s consent. Participant also acknowledges that if the Option is exercised more than three (3) months after Participant’s Termination of Service as an Employee, other than by reason of death or disability, the Option will be taxed as a Non-Qualified Stock Option.

(b) Participant will give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or other transfer is made (a) within two (2) years from the Grant Date or (b) within one (1) year after the transfer of such Shares to Participant. Such notice will specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

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